The Honourable Ken Krawetz Deputy Premier Minister of Finance

SASKATCHEWAN PROVINCIAL BUDGET
14 - 15

Steady Growth

Minister’s Message

I am pleased to table the 2014-15 Budget and supporting documents for public discussion and review.

STEADY GROWTH

This year’s budget – the seventh for our Government and my fourth as Minister of Finance – is aimed at keeping Saskatchewan on the path of steady growth.

This budget is balanced, with a forecast surplus of $71 million, taking into account all government operations, including ministries, agencies, Crown corporations, and authorities.

Revenue for 2014-15 is projected at $14.07 billion, down 0.7 per cent from $14.18 billion last year, while expense is estimated to be $14.0 billion, down 0.2 per cent from last year.

As a result of the projected revenue decrease, government had some difficult choices to make in order to balance the budget.

CONTROLLING SPENDING, NOT RAISING TAXES

Our Government’s preference will always be to balance the budget by controlling spending rather than by raising taxes. We were able to achieve that once again this year, while still making targeted investments aligned with Saskatchewan Plan for Growth priorities such as infrastructure, employment and job training, and improving the quality of life for all Saskatchewan people, including seniors, students, people with disabilities, children and families.

SUMMARY FOCUS

This year’s budget is also a milestone in the financial history of Saskatchewan with the government moving to a summary focus, in keeping with the recommendations of the Provincial Auditor.

Steady growth is the big picture, a full view of what’s happening in Saskatchewan. So beginning this year, the focus of our budget and our financial statements will be a summary focus, which includes all aspects of government revenue and spending. We’re making this fundamental change to enhance Government’s fiscal reporting to the people of Saskatchewan.

This year’s budget invests heavily in infrastructure and people, aligning with the goals and priorities of the Saskatchewan Plan for Growth.

INVESTING IN INFRASTRUCTURE

Saskatchewan’s major Crown corporations, including SaskPower, SaskTel and SaskEnergy are projected to spend $2.0 billion on capital projects in 2014-15, up $100 million or 5.3 per cent from last year.

In addition to Crown capital investments, our Government will spend $886.9 million on infrastructure this year, an increase of $39.4 million or 4.7 per cent. The capital budget includes key investments in schools, health care facilities including hospitals and long-term care facilities, post-secondary institutions, roads, highways and municipal infrastructure.

Some of the key infrastructure investments include:

●
$405.2 million to provide provincial highway and transportation infrastructure upgrades, including twinning Highway 16 from Saskatoon to Clavet, pre-construction work on a number of twinning projects on Highways 6, 7 and 39, and pre-construction work for future passing lanes on Highway 7 from Delisle to Rosetown;

●	$50 million for the Regina stadium project;

●	$32.6 million transferred for post-secondary capital initiatives, an increase of $7.1 million, or nearly 28 per cent over last year;

●	$16.0 million to complete the new hospital in Moose Jaw and $2.0 million to begin planning the renewal of Victoria Hospital in Prince Albert; and,

●
$4.1 million for planning four new major school projects including replacing the Connaught School and Sacred Heart in Regina as well as major renovation projects at St. Brieux School and Sacred Heart in Moose Jaw.

A new commuter bridge in the north industrial area of Saskatoon is needed and our Government is committed to help fund that infrastructure priority. Planning will begin this year with funding expected to flow in 2015-16.

Due diligence associated with the Regina Bypass P3 Project, and work on the west portion of the bypass continues this year. Planning is also continuing for the bundle of nine joint-use schools – each with a public and separate school in one building in Saskatoon, Warman, Martensville and Regina.

Our Government continues to build and upgrade infrastructure right across the province, meeting the challenges of growth and planning for steady growth. Whether it’s schools or hospitals, highways or high-speed data networks, water treatment or power generation plants, bridges or natural gas transmission lines, our government is building for the future.

INVESTING IN PEOPLE

This year’s budget also makes key investments in people, among them initiatives for seniors, children and families and people with disabilities, in support of the Plan for Growth goals and priorities. Key areas of investment include:

●
Record funding of nearly $5.0 billion to be spent through the Ministry of Health – a 3.0 per cent increase compared to last year – to improve health outcomes for Saskatchewan people. Regional health authorities will receive $3.25 billion, up 3.4 per cent from last year, for operations and targeted projects;

●
$1.76 billion to be spent through the Ministry of Education, an increase of $52.4 million over last year. School operating funding provided to school divisions is $1.82 billion, an increase of 2.4 per cent from last year and is made up of $1.17 billion from the Ministry of Education and $646.7 million from Education Property Tax;

●	$956.5 million to be spent through the Ministry of Social Services to help Saskatchewan people – up $65.8 million or 7.4 per cent compared to last year;

●	$668.9 million for post-secondary institution grants, an increase of $16.8 million from 2013-14;

●	$216.0 million, an increase of $18.5 million or 9.4 per cent over last year in funding for student supports;

●	$189.2 million – an increase of $4.4 million or 2.4 per cent over last year – for initiatives that benefit First Nations and Métis people; and,

●	$394.6 million of direct provincial support to municipalities, an increase of $32.8 million, or 9.1 per cent, from last year and an increase of $152.7 million or 63.1 per cent from the 2007-08 Budget.

This budget enhances government’s fiscal reporting and meets the challenges of a growing province. It helps secure a better quality of life for all Saskatchewan people and it represents another confident step forward by our government on the path of steady growth.

/s/ Ken Krawetz

Honourable Ken Krawetz
Minister of Finance

TABLE OF CONTENTS

MINISTER’S MESSAGE
GOVERNMENT DIRECTION FOR 2014-15: STEADY GROWTH	8
TECHNICAL PAPER
The Saskatchewan Economy	27
SUMMARY BUDGET BASICS
Summary Budget Key Concepts	38
Summary Revenue	41
Summary Expense	42
Summary Debt	46
Summary Budget Organizational Structure	47
Government Reporting Entity Components	53
Summary Budget Frequently Asked Questions	56
BUDGET FINANCIAL TABLES
Budget	60
Statement of Accumulated Surplus	61
Statement of Change in Net Debt	61
Budget by Organization	62
Budget by Organization Type	64
Schedule of Pension Liabilities	65
Schedule of Tangible Capital Assets	65
Schedule of Debt	66
Glossary of Financial Terms	68

SASKATCHEWAN PROVINCIAL BUDGET
14 - 15

GOVERNMENT DIRECTION FOR 2014 - 15

Government Direction for 2014-15:
STEADY GROWTH

Saskatchewan’s vision is to be the best place in Canada – to live, to work, to start a business, to get an education, to raise a family and to build a life.

Four goals set the Government’s direction for the province. They include: sustaining growth and opportunities for Saskatchewan people, meeting the challenges of growth, securing a better quality of life for all Saskatchewan people and delivering responsive and responsible government.

Saskatchewan’s growth is strong and steady.

Like the qualities of those who built this province and the people who live on its land, in its cities, in its towns and villages, quiet confidence and forward looking pragmatism resonate throughout Saskatchewan.

In the fall of 2013, the Government released its first progress report on the Saskatchewan Plan for Growth – Vision 2020 and Beyond.

The report shows that the province continues to have the lowest unemployment rate in the nation. Saskatchewan is among the leaders in job growth, average weekly earnings, manufacturing sales, retail sales and investment in new housing construction. With a record year in 2013, Saskatchewan was the largest per capita exporter in Canada.

A GROWING PROVINCE, A GROWING ECONOMY

Saskatchewan is growing.

Investment in people and investment in needed infrastructure are steadily helping to secure a better quality of life for all Saskatchewan people.

SASKATCHEWAN EMPLOYMENT AND POPULATION

Source:	Statistics Canada

SASKATCHEWAN NET MIGRATION

Source:	Statistics Canada

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In 2013, Saskatchewan passed the 1.1 million population mark for the first time in its history, after growing by 100,000 people in just six years. At the current rate of growth, the province is poised to reach the goal of 1.2 million people living in Saskatchewan by 2020, as set out in the Plan for Growth.

Saskatchewan is moving forward and perhaps no single statistic, economic or otherwise, is as defining and important a marker of progress as the increase in the population.

This kind of growth means there is a need for Government investments into health care, education, highways and social services.

Growth also drives the need to build more power lines and telecommunications networks as committed to by Saskatchewan’s Crown corporations.

ECONOMIC GROWTH

Saskatchewan’s real Gross Domestic Product (GDP), which was forecast to grow 2.6 per cent in 2013, grew to 4.1 per cent on the strength of a resilient economy and record crop. GDP forecasts show steady growth of 2.2 per cent for 2014 and 2.3 per cent for 2015.

While the projected GDP growth is somewhat lower than recent years, it’s important to recognize that starting from the high economic growth of 2013 overall growth is strong and steady.

The Government’s goal is to keep Saskatchewan on the path of steady growth and avoid the “boom and bust” cycle that characterized the province’s economy for many years.

SASKATCHEWAN GDP FORECAST

Source:	Ministry of Finance

ONE BUDGET

Steady growth is a vision for the long term and the full view of what’s happening in Saskatchewan. It is the big picture.

The Government is making an important change to enhance its fiscal reporting. This year, the Province’s 2014-15 Budget is being presented on a summary basis as recommended by the Provincial Auditor.

The summary budget includes all government entities, which are classified into two groups: Government Business Enterprises (which include Crown corporations), and Government Service Organizations (which include ministries, boards of education, health regions and many other organizations). These are the same classifications as the Summary Financial Statements.

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The 2014-15 Budget is now solely focused on this broader picture of how the Saskatchewan Government and its other related entities operate as a whole, providing services and programs to the people of Saskatchewan.

Once again, it is the big picture.

Saskatchewan has presented a summary budget since 2004-05.

In previous years, governments in Saskatchewan have presented the budget on both a General Revenue Fund (GRF) and a summary basis, with a greater focus on the GRF.

The Government of Saskatchewan has long maintained that both core operations and summary-based information each have a role to play in ensuring transparency and providing important accountability information.

While the GRF represents only a subset of the summary budget, it remains an important element.

The Government of Saskatchewan Core Operational Plan, released with the 2014-15 Budget, is in essence the plan of the GRF. It is the account into which all public monies are paid, except for those which the Legislative Assembly has specifically assigned to another entity like school boards, health authorities and Crown corporations.

As a result, the expenditures of the Core Operational Plan require Legislative Assembly approval.

It is for these reasons that Government will continue to present its Core Operational Plan.

The Provincial Auditor has stated that the summary budget is the only budget that should be presented, as it includes all agencies the Government controls. This Government prides itself as one that will listen and seek continuous improvement – and so it has chosen to present the 2014-15 Budget on a summary basis.

In addition, Government will only present summary financial statements in its public accounts. To achieve this, Government will introduce The Financial Administration Amendment Act, 2014.

It removes the requirement for the financial statements of the General Revenue Fund to be prepared and included in the public accounts, and removes the requirement for the Provincial Auditor to audit and issue a report on the General Revenue Fund financial statements.

These changes reflect the change in focus of the Province’s budget and financial statements to a summary basis.

And while all jurisdictions across Canada have nuances in how they present their budgets, all provinces present their budgets and financial statements on a summary basis. Saskatchewan’s move improves consistency and the ability to compare province-to-province.

This is the first year of a large change and over time the presentation of the information will improve.

Government will continue to provide the information it has before – but it will present one budget, on a summary basis.

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FISCAL RESPONSIBILITY

A fundamental component of the Saskatchewan Plan for Growth is fiscal responsibility.

Government’s sound financial decision making is essential to maintaining a secure and stable base for economic growth and the quality of life it brings.

Saskatchewan’s 2014-15 Budget is balanced, with a surplus of $71 million.

The budget achieves this with no tax increases and no new taxes. Varied and diverse revenue sources coupled with forecast population growth and resulting increases in tax revenue contributes to revenue of $14.07 billion in this year’s budget.

To achieve balance, the budget holds expense to $14.0 billion.

While unforeseen events, such as natural disasters or large scale crop failures, can impact overall spending, containing operational spending where Government generally has control is a priority. Effectively managing spending as outlined in Government’s Core Operational Plan is essential to continuing on a path of steady growth.

In spite of a growing economy, overall revenue is forecast to be down this year, 0.7 per cent. At the same time, the province is seeing increased demand for investments due to growth. As a result, the Government considered raising Education Property Tax.

Ultimately, the decision was to maintain the Education Property Tax mill rates at their current level.

Controlling spending, as opposed to raising taxes, was the choice Government made as the best way forward. Not all of the choices were easy but they reflect Government’s commitments and priorities to maintain steady growth.

Government has also chosen to maintain the current provincial tax provisions for credit unions, including the special income tax reduction and the exemption from paying the provincial capital tax, recognizing the restraints credit unions face related to raising capital as well as their important place in the economy of our province.

In addition, the province chose to adjust its dividend tax credit rate for non-eligible dividends, which are generally those that are paid by small business corporations, in order to maintain Saskatchewan’s current combined corporate and personal income taxes on such income.

In each of these instances, the Government of Saskatchewan was responding to federal tax changes. Had the province gone along with those changes, each would have meant higher taxes for Saskatchewan businesses and residents.

Saskatchewan chose a different path – keeping taxes low, helping the steady growth of our economy, and helping people.

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SUMMARY BUDGET PERSPECTIVE

When the budget is viewed from a summary perspective, the focus is broad. It takes in the big picture.

The focus includes what’s happening in the commercial Crown corporations, Government ministries and agencies, Treasury Board Crowns, and related entities like Regional Health Authorities and Boards of Education. Finally, the focus includes the not-for-profit insurance organizations, like the Workers’ Compensation Board and Saskatchewan Crop Insurance Corporation.

Saskatchewan’s commercial Crown corporations are an important component of the summary budget and are helping meet the challenges of a growing province.

Crowns are involved in communities throughout the province, through local initiatives and sponsorships that add to the vibrancy of life in Saskatchewan.

People who work for the Crowns respond to the needs of people throughout the province. When storms hit, SaskPower crews respond to downed power lines.

When the telecommunications network needs repair, SaskTel employees are there, and when a hail storm damages property, SGI adjustors are ready to take claims.

Responding to growth in Saskatchewan – more homeowners, more businesses and greater demands from growing industries – Saskatchewan’s Crown corporations are building power lines, telecommunications networks and natural gas transmission facilities like never before to continue to meet the challenges.

Commercial Crowns use balanced scorecards to identify and manage their priorities and report back to their independent boards, Government and, ultimately, the people of the province. The Crown sector’s strategic priorities were refreshed in 2013 to reflect the Government’s direction in the Saskatchewan Plan for Growth.

The Crowns, through Crown Investments Corporation, provide net income to the summary budget of $162 million in 2014-15.

Treasury Board Crown corporations are also responding to the Province’s steady growth.

For example, the Saskatchewan Liquor and Gaming Authority (SLGA) has focused on improving its delivery model and is building a new 158,000 square foot warehouse in Regina at the Global Transportation Hub to help meet the province’s growing demand.

The SLGA is improving and modernizing liquor regulations, benefitting businesses involved in the sale and serving of alcohol, as well as their customers. This year, Saskatchewan will see its first private liquor stores open in Saskatoon and Regina.

While continuing to ensure liquor and gaming are managed responsibly, the SLGA is forecast to provide net income of $491.8 million from the sale of liquor and from gaming proceeds, to help fund key programs and services.

Another example of contributions Treasury Board Crown corporations make can be seen clearly in the Water Security Agency (WSA).

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The Agency’s focus is not only protecting the water supply and quality, but also managing dams and water channels to reduce flood and drought damage.

In 2014-15, the WSA will undertake $15.6 million in capital expenditures, among them projects aimed at rehabilitating and maintaining existing dams and continued work on the M1 Canal and the Boundary to Rafferty diversion channel.

In addition, the Agency is making a further investment in flood forecasting improvements. Since 2010, the WSA has invested over $40 million in emergency flood mitigation efforts, helping individuals, communities, rural municipalities and First Nations.

It’s important to recognize how a not-for-profit organization, like Saskatchewan Crop Insurance, can have a profound effect on a summary budget – one that is largely outside the Government’s control.

Last year, for example, with a record crop harvested as a result of favourable weather and growing conditions, Crop Insurance incurred far less expense because of fewer payouts than usual, adding substantially to the bottom line of Government’s 2013-14 summary financial forecast at mid-year.

This year, with a prudent, anticipated return to a normal crop year, the surplus will be somewhat modest by comparison. Of course, it is impossible to forecast the size of the crop and number of Crop Insurance claims to budget for.

A difficult crop year, with many added claims to crop insurance, could substantially challenge the provincial government’s bottom line, on a summary basis.

Forces well beyond Government’s control, such as weather, unforeseen disasters and global impacts on commodity prices, can also impact the bottom line – supporting the principle that Government must manage what is within its control, like taxes and discretionary spending.

GOVERNMENT DEBT MANAGEMENT

Saskatchewan’s ability to manage spending, meet priorities, manage debt and continue to foster economic growth has garnered the attention of credit rating agencies.

Steady growth and the ability to ride out the inherent volatility of non-renewable resource revenue by exercising spending restraint has earned Saskatchewan some of the highest credit ratings in Canada and North America.

GOVERNMENT CREDIT RATINGS

Juris- diction	Moody’s	Standard & Poor’s	DBRS
BC	Aaa*	AAA	AA(high)
AB	Aaa	AAA	AAA
SK	Aa1**	AAA	AA
MB	Aa1	AA	A(high)
ON	Aa2	AA-*	AA(low)
QC	Aa2	A+	A(high)
NB	Aa2	A+	A(high)
NS	Aa2	A+	A(high)
PE	Aa2	A	A(low)
NL	Aa2	A+	A
CA	Aaa	AAA	AAA

Credit ratings as of February 3, 2014
*	Negative outlook
**	Positive outlook

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Overall in Saskatchewan, $11.82 billion in debt includes Government core operational debt of $3.8 billion, health authority and school division debt of $325.0 million, and Crown corporation debt of $7.7 billion.

That debt as a percentage of GDP is estimated to be 14.2 per cent at March 31, 2015, down 29 per cent from 2007-08, and down 57 per cent from 2000-01.

This reduction has occurred despite an unprecedented capital program undertaken by the province’s commercial Crown corporations.

PUBLIC DEBT AS A % OF GDP
AS AT MARCH 31

Source:	Saskatchewan Public Accounts; 2014-15 Budget; Saskatchewan Provincial Economic Accounts

Because of steady growth, Saskatchewan’s commercial Crown corporations are investing in infrastructure like never before, and the scale of those investments means additional borrowing of about $800 million in 2014-15 for needed capital projects.

Capital borrowing for infrastructure renewal by revenue generating business entities like SaskPower, SaskTel and SaskEnergy is carefully managed, and done on a financially sustainable basis. Each Crown corporation has an industry benchmarked financial target, such as the debt ratio, to gauge debt sustainability. Each is in line with those targets.

Government has also committed, in its Plan for Growth, to reduce its $3.8 billion operational debt.

Reduced debt means savings in the interest paid to service that debt and leaves more funds available to invest in highways or hospitals, to reduce surgical wait times, to provide programs for people with disabilities – helping Saskatchewan people see the benefits of steady growth.

More than $3 billion of Government’s operational debt has been paid off over the past six years, resulting in cumulative savings of almost $1 billion in interest payments.

THE SASKATCHEWAN HERITAGE INITIATIVE

As part of the Saskatchewan Plan for Growth, the Premier asked Peter MacKinnon to examine how other jurisdictions manage non-renewable resource revenue and make recommendations to the Government of Saskatchewan.

In his report, Mr. MacKinnon recommended the creation of a Saskatchewan Futures Fund. He also recommended that resource revenues be capped at 26 per cent of Government revenues each year and that any amount in excess of 26 per cent go toward debt reduction, into the Futures Fund or a combination of the two.

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The Government accepts these recommendations and will create a Futures Fund. Contributions from resource revenues into the Fund will begin once the debt is retired, as outlined in the Plan for Growth.

It should be noted that Mr. MacKinnon’s recommendations were based on the previous budgeting system, so his recommended cap was set at 26 per cent of government operating revenue and debt retirement referred to the $3.8 billion operational debt. Work will be done to adapt these recommendations to the new summary budget. The resource revenue cap is unlikely to come into play this year as resource revenues are forecast to be below 26 per cent of operating revenues.

PRIORITIES FOR GROWTH - INFRASTRUCTURE

The Government of Saskatchewan has taken action to upgrade infrastructure in the province, to meet the challenges of growth.

This means building and maintaining highways and hospitals, schools, power generation facilities and telecommunications networks.

Total Government investment in capital, including Crown corporations, is close to $16 billion since 2008.

SaskPower is meeting growing demand by investing in infrastructure including power generation plants, transmission facilities and distribution lines to produce and move electricity to homes, businesses and industry.

SaskTel is investing in telecommunications networks that are becoming more crucial each year to deliver high speed data.

Investments are being made by SaskEnergy for natural gas transmission and distribution systems needed to heat Saskatchewan peoples’ homes and businesses and deliver the energy needed for large producers in mining, in manufacturing and Saskatchewan’s growing industries.

Between 2000 and 2007, the Crowns spent approximately $568 million on average per year on capital to both maintain and invest in new infrastructure.

Crown capital investment doubled to $1.1 billion annually between 2008 and 2012. It is forecast that between 2013 and 2018, Crown corporations will invest an average of $1.7 billion dollars each year maintaining existing and building new infrastructure – triple the amount invested between 2000 and 2007.

Crown Corporation Capital

Capital spending by the Crowns is projected to be $2.0 billion in 2014-15, an increase of $100 million, or 5.3 per cent, from 2013-14.

The major capital projects the Crowns are moving forward on through 2014-15 include:

●
$1.2 billion at SaskPower primarily to develop new electricity generation such as clean coal, natural gas and hydro, as well as expand and renew the transmission and distribution systems that carry electricity to customers. The projected $380 million northern transmission expansion from Island Falls to Key Lake will provide improved system stability for northern business, industries and residents;

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●
$355 million at SaskTel to continue the transformation of its communications services including increasing the capacity of its wireless network across Saskatchewan, and the continued roll out of its fibre optic infiNet project providing reliable, high bandwidth broadband to multi-dwelling homes and businesses; and,

●	$300 million at SaskEnergy primarily for integrity spending to ensure system safety through upgrades and renewal of infrastructure, and expansion of its pipeline and compressor capacity.

SaskWater continues to partner with the private sector and municipalities to ensure secure and reliable water and wastewater infrastructure is in place to meet the needs of provincial growth.

In 2014-15, SaskWater will continue its partnership with BHP Billiton to construct a water supply system for further potash development and work with White City to develop a water supply infrastructure plan for that rapidly growing community.

Beyond investments being made by Crown corporations, the 2014-15 Budget for Government’s core operations includes capital expenditures of $886.9 million, an increase of $39.4 million, or 4.7 per cent, from the 2013-14 Budget.

Transportation Infrastructure

Building, maintaining and operating Saskatchewan’s highway and transportation infrastructure system is a priority in a growing province, and this year’s commitment is $664.5 million through the Ministry of Highways and Infrastructure, an increase of $88.5 million from last year.

This level of investment means the Government is on pace to meet its 2011 Throne Speech commitment to spend $2.2 billion on highways and transportation infrastructure over a four-year period. Since 2012-13, approximately $1.8 billion has been provided, including:

●	$581.5 million in the 2012-13 Budget;

●	$576.0 million in the 2013-14 Budget; and,

●	now $664.5 million in this year’s budget.

This year, $405.2 million of that overall budget is dedicated to transportation capital and partnership programs, including provincial highway upgrades in various locations throughout the province.

Planning is underway to build more passing lanes to help the safe movement of people and products fundamental to the economic growth of Saskatchewan. This year, pre-construction work will begin for future passing lanes on Highway 7 between Delisle and Rosetown.

Other priority projects include:

●	Construction of 19.5 kilometres of new twinning lanes for Highway 16 east of Saskatoon to Clavet;

●	Pre-construction activities for a number of twinning projects on Highway 7 west of Saskatoon to Vanscoy for 9 kilometres, and Highway 6 and 39 from Estevan to Bienfait for 8 kilometres;

●	continued due diligence associated with the Regina Bypass P3 Project including continued work on the west portion of the Bypass; and,

●	grading work at the Highway 39 Estevan Bypass.

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There is also $95 million for repaving at least 300 km of highways, and $37.6 million for bridge replacements, major bridge repairs and culvert replacements. In addition, there is $31.4 million for partnership programs including $25.5 million through Municipal Roads for the Economy, among other investments.

Municipal Infrastructure

This year’s budget allocates $50 million to building a new stadium in Regina – part of the Government’s overall $80 million commitment. In 2013, $5 million was invested with $25 million more planned for 2015-16.

The budget also includes $74.1 million in transfers to municipalities through the federal gas tax fund, the Building Canada Fund and Saskatchewan Infrastructure Growth Initiative.

A new commuter bridge in the north industrial area of Saskatoon is needed in that rapidly growing city and the Government is committed to helping fund that infrastructure priority. The City and Province will establish funding details in the coming year and seek a partnership with the Federal Government, with dollars likely beginning to flow in 2015-16.

Education Capital

The 2014-15 Budget includes $103.3 million for K-12 school and education capital – $96.2 million for school capital includes:

●
$4.1 million for planning four new major school projects including replacing Connaught School and Sacred Heart in Regina as well as major renovation projects for the K-12 school in St. Brieux and Sacred Heart in Moose Jaw;

●	$9.5 million to proceed to construction with two new school projects approved for planning last year, Langenburg School and Gravelbourg Elementary;

●	$46.4 million for construction on 10 ongoing major school projects;

●	$1.0 million for 15 new Pre-K programs and $1.0 million for more minor education capital needs;

●	$6.9 million for 29 new re-locatable classrooms and moving 10 to schools with increased enrolment; and,

●	$24.0 million for school maintenance, an increase of $4.6 million or 23.6 per cent from the previous year.

Education capital includes $7.1 million for student achievement software and for 500 new child care spaces.

Planning and due diligence is continuing toward the building of a bundle of nine joint-use schools in Regina, Saskatoon, Warman and Martensville, anticipating the use of a P3 model. Each will have a public and separate school in one building.

This is the largest single project ever undertaken in the province to build elementary schools. Work is progressing between the Ministry of Education, school divisions and SaskBuilds, with $3.3 million dedicated to designing the schools in 2014-15.

Government is also committed to building and maintaining our universities and other post-secondary institutions. The 2014-15 Budget transfers $32.6 million for post-secondary capital initiatives, an increase of $7.1 million or nearly 28 per cent compared to last year.

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Those transfers include:

●	$20.6 million for maintenance capital, an increase of $4.1 million compared to last year:

●	$6.5 million for continued construction of the Health Sciences Facility at the University of Saskatchewan;

●	$4.5 million for the Trades and Technology Centre at Parkland Regional College in Yorkton; and,

●	$1.0 million for continued construction of the Southeast Regional College facility in Weyburn.

Health Care Capital

Government’s next major health facility investment is going to be in Prince Albert, with $2 million in this budget allocated to planning the renewal of the Victoria Hospital.

This budget contains $94.9 million for health-related capital investments, including:

●	$16.0 million to complete the new hospital in Moose Jaw;

●
$48.1 million for maintenance capital, equipment and projects such as the Parkridge Centre long-term care renovation, and $1.5 million for sprinkler retrofits in personal care homes across the province as well as other smaller projects;

●	$27.3 million for five ongoing long-term care facility projects, and $1.5 million for planning associated with the Regina Extendicare Replacement and La Ronge long-term care facility expansion; and,

●	funding for new Provincial Laboratory machinery and equipment, increased funding for new medical imaging equipment, and the replacement of a Linear Accelerator machine in Saskatoon.

A P3 project guided by SaskBuilds, with the Ministry of Health and Cypress Regional Health Authority, is moving forward on construction of the Swift Current long-term care facility, and $2.1 million is allocated in the 2014-15 Budget.

Another project, the Saskatchewan Hospital North Battleford and integrated corrections facility, also continues to move forward. The 2014-15 Budget includes $2.5 million in early stage funding for this much-needed project, including due diligence regarding the use of a P3 procurement model.

Housing

Investment into affordable housing is continuing, including $9.2 million for the first year of a five-year extension of the federal-provincial Affordable Housing Agreement. The agreement provides joint funding for new affordable housing, home renovations, home adaptations, as well as rental and housing supplements.

This budget also provides $750,000 for additional support to assist Habitat for Humanity in the development of another 12 homeowner units across the province.

PRIORITIES FOR GROWTH – CARING FOR PEOPLE

The Plan for Growth sets out that the purpose of growth is to build a better quality of life for all Saskatchewan residents.

Government is improving health care and ensuring safe communities exist for children and families, and is aggressively supporting initiatives for seniors, for those with disabilities and for those who are most vulnerable.

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Health

The Ministry of Health will provide nearly $5 billion – an increase of 3.0 per cent compared to last year – to provide high quality health care and improve health outcomes for Saskatchewan people.

Regional Health Authorities will use $3.25 billion – an increase of $107.5 million or 3.4 per cent compared to last year – for operating funding and targeted initiatives.

Government continues to work with health regions to achieve better outcomes with a focus on “patient first.”

Within this year’s funding is $1.5 million to develop an innovative “hotspotting” pilot program to identify and provide more appropriate services to frequent users of the health system.

The health system in Saskatchewan and throughout Canada struggles with meeting the needs of patients with complex and varied issues – sometimes related to mental health.

These patients may not require hospitalization but they are using the emergency department. One per cent of patients account for 21 per cent of all hospital costs in the province. This is not an effective use of resources nor does it serve the best interests of many of these patients.

In the coming year, Regional Health Authorities along with Social Services and community-based organizations will launch “hotspotting” pilots in Saskatoon and Regina to identify and assist high-use patients who are repeatedly hospitalized, helping them receive the care they need in the most appropriate way.

Funding to the health system also includes:

●	$60.5 million for the surgical waitlist initiative, aiming to meet the three-month waitlist target for all regional health authorities by the end of 2014-15;

●	$24 million to address demographic volume pressures and population growth;

●	An $8.0 million increase over last year for regional targeted programs primarily addressing renal disease, colorectal screening, and diagnostic imaging volumes;

●	$13.15 million – an increase of $3.4 million compared to last year – for the operation of five Collaborative Emergency Centres, as well as to enhance primary health care sites; and,

●	$1.7 million to develop an Emergency Department Wait Times and Patient Flow program to reduce ER waits and enhance appropriate service.

The Saskatchewan Cancer Agency plays a vital role in the province’s health care system. The 2014-15 Budget provides $155.7 million in funding from Government – a $4.9 million or 3.3 per cent increase – to help plan, organize, deliver, and evaluate cancer care and related health services throughout the province.

This budget provides $5.2 million – $2.2 million more compared to last year – to expand the rural doctor locum pool. And the rural family physician recruitment incentive program is receiving an additional $435,000 in funding this year, bringing total funding in 2014-15 for that important program to $685,000.

The health system continues to seek new ways to be more efficient and sustainable. In 2014-15, Regional Health Authorities and the Saskatchewan Cancer Agency will work to find $51.9 million in savings

  Budget 2014 - 15    19

through sharing of services coordinated through 3sHealth, attendance management and reduction of lost time due to injuries, premium pay and sick time as well as other approaches that ensure more consistent and appropriate use of resources.

Social Services

This budget commits $956.5 million – an increase of $65.8 million or 7.4 per cent compared to last year - to programs and initiatives for the people of Saskatchewan who need them most through the Ministry of Social Services.

In addition to the Ministry of Social Services, a multi-ministry approach is being taken to help seniors, children and families and those with disabilities. Joint efforts also include community-based organizations and regional health authorities.

Seniors

Care for seniors is a top priority for Government.

The 2014-15 Budget focuses on a number of initiatives for seniors, including $4.5 million for the HomeFirst/Quick Response Homecare program – an increase of $2.5 million compared to last year.

This innovative approach provides home care services for seniors in Regina, Saskatoon, and Prince Albert that helps ensure seniors have the supports they need to transition home from hospitals quicker, and reduce unnecessary hospital admission and emergency room visits.

Other initiatives in the 2014-15 Budget include:

●
continuing Government’s commitment to the Seniors Income Plan by providing for planned benefit increases in 2014-15 to $260 per month for a single individual, and to $225 per month for each member of a married couple. Next year, the single benefit will increase to $270, triple what it was in 2007;

●	$3.7 million for the Seniors’ Care Urgent Action Fund for ongoing enhancements to address issues in long-term care facilities;

●	$800,000 to develop a Seniors’ House Calls program for seniors with complex needs;

●	an increase to the Seniors Personal Care Home Benefit monthly income eligibility threshold of $75, from $1,875 per month to $1,950 per month, for an average benefit of $385 per month; and,

●	increased funding of $217,000 for additional claims under the senior citizens ambulance assistance program.

Support For People with Disabilities

The Plan for Growth sets a goal of making Saskatchewan the best place to live for people with disabilities.

Since 2007-08, Government funding for people with disabilities has increased by $231.7 million, or 108.0 per cent.

The 2014-15 Budget includes a total of $446.2 million, an increase of $84.3 million from last year for new or enhanced programming and increased program utilization for people with disabilities.

  20    Budget 2014 - 15

The 2014-15 Budget includes investments of:

●
$173.6 million for the Saskatchewan Assured Income for Disability program, a $61.3 million or 54.6 per cent increase compared to last year to implement planned benefit increases per month of $20 for a person in residential care, $50 for a single individual, and $55 for couples, as well as to accommodate a caseload increase of 4,200 Saskatchewan people with disabilities;

●	$165.8 million in funding for community-based organizations that help Saskatchewan people with disabilities, a $20.4 million increase;

●	$15.8 million for the Disability Tax Credit; and,

●	$3.5 million for Transit Assistance for People with Disabilities, including capital and operating funding.

Child and Family Agenda

Momentum continues on Saskatchewan’s Child and Family Agenda, responding to the most urgent needs of our children, youth and families.

A multi-ministry approach is focusing on critical areas of education, health, family supports and community safety.

Among the initiatives are the Mental Health and Addictions Action Plan, expansion of the Positive Parenting Program, expansion of the Building Partnerships to Reduce Crime initiative (the Hub and COR model), and an additional 15 new pre-kindergarten programs to improve reading outcomes.

Education

Pre-K to Grade 12 education is a major priority for the Government.

Planning on a “student first” basis with school divisions is aimed at improving education outcomes for Saskatchewan children. The 2014-15 Budget for the Ministry of Education is $1.76 billion, an increase of $52.4 million or 3.1 per cent over last year.

School operating funding provided to school divisions includes both Ministry of Education funding of $1.17 billion and $646.7 million from Education Property Tax, for a total of $1.82 billion – an increase of 2.4 per cent from last year.

Priority initiatives of school operating funding include:

●	19.2 million in new funding to help address historic enrolment growth and projected enrolment growth of 2,140 K to 12 students in the 2014-15 school year;

●
$11.0 million – an increase of $1.6 million or more than 17 per cent – to address enrolment pressures at Qualified Independent Schools, Historical High Schools, and the Sakewew First Nation High School in the Battlefords;

●
$11.3 million – an increase of $2.0 million or more than 21 per cent over last year – for CommunityNet bandwidth upgrades to substantially increase internet speeds for students in rural schools, as well as expand capacity for students in urban schools;

●	$815,000 in new funding to implement the Bullying and Cyber-bullying Action Plan;

  Budget 2014 - 15    21

●	$588,000 to support the education of children who have come to Saskatchewan from other countries through new funding to expand ‘English as an additional language’ supports in our schools; and,

●	$200,000 in new funding to provide Alternate Format Material for students with disabilities.

Investment into the education of our children begins even before they reach kindergarten. This budget provides $20.4 million – an increase of more than 6 per cent over last year – to support 15 new pre-K programs. This will bring the total number of pre-K programs across Saskatchewan to 316.

The number of child care spaces in Saskatchewan is also expanding. The 2014-15 Budget provides $52.7 million, an increase of 4.3 per cent compared to last year, to expand the number of child care spaces by 500.

The 2014-15 Budget honours our commitments to teachers and teacher superannuates by providing $340.1 million – an increase of $18.1 million or 5.6 per cent over last year – for teachers’ pensions and benefits.

PRIORITIES FOR GROWTH – INVESTING IN PEOPLE

When Saskatchewan business owners are asked to identify the top challenge of growth the answer is, invariably, finding enough skilled workers.

A highly skilled and trained workforce is a key to Saskatchewan’s growth and fundamental to achieving Government’s goal of 600,000 people working in Saskatchewan by 2020. It begins with training.

The 2014-15 Budget provides $668.9 million for post-secondary institution operating grants and targeted funding, an increase of $16.8 million from 2013-14.

This includes:

●
$488.7 million for Saskatchewan’s universities, and federated and affiliated colleges, which includes a 2.0 per cent base operating grant increase and targeted funding, for a total increase of $14.7 million or 3.1 per cent over 2013-14;

●	$151.9 million for technical institutes, which includes a 2.0 per cent base operating grant increase and funding adjustments, for a $1.6 million or 1.1 per cent increase over last year’s budget; and,

●	$28.3 million in operating and program funding for regional colleges, a 2.0 per cent increase.

In addition, this budget includes $216.0 million, an increase of $18.5 million over last year, or 9.4 per cent, in funding for student supports.

Included in that funding is the Graduate Retention Program, which has proven to be one of the most successful initiatives the Government has undertaken. Today, more young people are choosing to remain in or move to Saskatchewan after graduation, a reverse in the trend of decades of youth out migration.

Students who stay in or move to Saskatchewan after graduating from post-secondary institutions can recover up to $20,000 of their tuition costs over seven years through the Graduate Retention Program.

The 2014-15 Budget provides $82 million for the Graduate Retention Program, an increase of $18.1 million or 28.3 per cent over last year’s budget.

The 2014-15 Budget also includes;

●	$37.4 million for other ongoing provincial tax credits related to education costs and interest paid on student loans;

●	$32.5 million for the Saskatchewan Student Aid Fund;

  22    Budget 2014 - 15

●	$31.0 million for the Provincial Training Allowance;

●	$7.5 million, an increase of $1 million, for the Saskatchewan Advantage Grant for Education Savings;

●	$7 million for the Saskatchewan Advantage Scholarship; and,

●	$5 million for the Saskatchewan Innovation and Opportunity Scholarship.

Government is continuing to invest in the training of nurses and doctors in Saskatchewan. This funding includes:

●	$14.3 million for the final year of the Registered Nurse seat expansion to 690 seats;

●	$13.7 million, an increase of $1.9 million compared to last year, to continue the implementation of 100 new medical undergraduate seats;

●	$10.4 million, an increase of $625,000 to continue the implementation of 120 new medical residency seats;

●	$578,000 in new funding to double the number of ongoing Perioperative Nursing training seats at SIAST from 18 to 36; and,

●
$360,000, an increase of $150,000, to increase the number of nurse practitioner training spaces by five. Combined with the 10 new spaces added between 2012-13 and 2013-14, we’re now three-quarters of the way to our commitment of 20 new nurse practitioner training seats by 2015-16.

A young and growing Aboriginal population is making a strong contribution to Saskatchewan’s growing economy and workforce. The 2014-15 Budget includes more support for Aboriginal students and training programs.

Overall, this budget provides $189.2 million, an increase of $4.4 million or 2.4 per cent, from last year’s budget, for targeted program funding for training and employment initiatives that benefit First Nations and Métis people.

This increase means more support for initiatives like those recommended by the Joint Task Force on Improving Education and Employment outcomes, and includes:

●
$6 million, to double funding for Joint Task Force Initiatives including an invitational shared services initiative for school divisions, First Nations organizations and human services providers and funding to expand Help Me Tell My Story to on and off reserve schools,

●
$49 million for funding of First Nations and Métis institutions and initiatives through the Ministries of Advanced Education, including funding of programs and post-secondary institutions, and Economy for skills training.

The 2014-15 Budget also invests more than ever before to help Saskatchewan people complete their Adult Basic Education (ABE), with a view to enhancing their employment prospects and quality of life.

Last year’s budget added 300 new seats to begin to eliminate the ABE waitlist. This year’s budget includes $2.1 million in new funding to add a further 700 seats.

Last year’s budget included funding to meet the Growth Plan target of 300 more apprenticeship seats. As employers continue to seek more skilled workers, this year’s budget includes a $1 million increase for the Apprenticeship and Trade Certification Commission to add a further 300 apprenticeship

  Budget 2014 - 15    23

seats, bringing total funding to $22.23 million. The budget also includes a $1.4 million increase in training allowances to support these 1,000 new ABE and apprenticeship opportunities.

Provincial Municipal Support

Other components of the economy also foster steady growth.

The people working for Saskatchewan’s rural and urban municipalities, in growing cities and towns, in villages and northern communities and in rural areas, deliver important services to the people of the province.

The 2014-15 Budget provides $394.6 million of direct provincial support to municipalities, an increase of $32.8 million, or 9.1 per cent, from last year and an increase of $152.7 million or 63.1 per cent from the 2007-08 Budget.

Initiatives in this budget include $257.0 million for Municipal Revenue Sharing, based on the formula of one point of the Provincial Sales Tax. While this amount is down slightly from last year, it is still more than double the amount provided to municipalities in 2007-08.

The budget also contains $47.2 million in other municipal funding, including:

●	14.2 million in policing grants;

●	$3.5 million for the Transit Assistance for People with Disabilities Program; and,

●	$1.2 million for the Provincial Emergency Response.

Through the Provincial Disaster Assistance Program, Government supports Saskatchewan municipalities, First Nations and individuals who need help when hit by unforeseen disasters like severe flooding or tornadoes.

Manufacturers, Exporters and Entrepreneurs

The province’s growth is fueled by the fact that the world wants what Saskatchewan produces; from potash, uranium, oil and natural gas, to wheat, canola, lentils and manufactured goods.

The 2014-15 Budget supports Saskatchewan’s manufacturers, exporters, producers and entrepreneurs.

The Government is providing $500,000 for start-up costs to establish a Manufacturing Centre of Excellence and $3.4 million in funding this year for the Saskatchewan Trade and Export Partnership.

It’s paying off, as Saskatchewan had a record year for exports, reaching $32.3 billion in 2013, up 2.8 per cent compared to 2012, making the province the largest exporter per capita in Canada.

Conclusion

The Government of Saskatchewan is committed to growth – not for its own sake – but to provide more opportunities and create a better quality of life for all Saskatchewan people.

Saskatchewan is moving forward on the path of steady growth.

This year, the Government has made an historic change in how it presents its budget to the people of Saskatchewan.

Steady growth is about the big picture and so is the new summary budget focus.

The 2014-15 Budget meets the challenges of a growing province. It helps secure a better quality of life for all Saskatchewan people. And it represents another confident step forward by the Government on the path of steady growth.

  24    Budget 2014 - 15

SASKATCHEWAN PROVINCIAL BUDGET
14 - 15

TECHNICAL PAPER

THE SASKATCHEWAN ECONOMY

INTRODUCTION

The Saskatchewan economy performed well in 2013.

Employment increased by 3.4 per cent, the best percentage increase among provinces, while the province’s population continued to rise, reaching 1,114,170 as of October 1, 2013.

In addition, Saskatchewan farmers produced the largest crop in the province’s history last year.

Though some investment indicators were down slightly from 2012 record levels, investment in the province overall remains exceptionally high by historical standards.

The outlook for 2014 remains positive. Despite the assumption of a return to a more normal-size crop in 2014, business investment in the province, particularly mining investment, as well as employment are expected to remain strong.

Furthermore, the anticipated pick-up in global growth in 2014 and a softer Canadian dollar should help boost Saskatchewan exports. Overall, Saskatchewan GDP is currently forecast to rise by 2.2 per cent in 2014.

2013 PERFORMANCE

Last year was another strong year for the province in terms of both population and employment growth. Many other economic indicators were similarly strong.

In 2013, employment went up by 18,200, the highest increase in history. Total employment grew by 3.4 per cent, the best percentage increase among provinces.

EMPLOYMENT GROWTH BY PROVINCE IN 2013

Source:	Statistics Canada

At 4.0 per cent, Saskatchewan had the lowest unemployment rate (among provinces) in 2013.

UNEMPLOYMENT RATE BY PROVINCE IN 2013

Source:	Statistics Canada

  Budget 2014 - 15    27

SASKATCHEWAN ECONOMIC INDICATORS
(Per Cent Change)

			Saskatchewan		Canada
	2013	Rank	2008-13	Rank	2008-13
Population (as of October 1)	1.8	2	9.0	2	5.9
Employment	3.4	1	8.3	1	3.8
Average Weekly Earnings	3.2	2	21.0	2	12.8
Retail Sales	3.0	3	23.2	1	12.3
Wholesale Trade	8.4	1	15.6	5	11.5
Number of New Vehicles Sold	4.6	7	19.5	2	6.1
Manufacturing Sales	6.8	2	15.0	1	(0.2)
International Goods Exports	2.8	8	9.6	3	(2.7)
Value of Building Permits	1.9	4	45.2	2	14.8
Number of Housing Starts	(16.8)	6	21.4	3	(11.0)
Investment in New Housing
Construction	1.2	3	72.1	1	9.3
Investment in Non-residential
Building Construction	(4.5)	7	44.2	4	16.1
Private and Public Investment	(1.2)	7	45.6	2	14.2

Source:	Statistics Canada

Between October 1, 2012 and October 1, 2013, Saskatchewan’s population increased by 1.8 per cent, the second best percentage increase among provinces.

SASKATCHEWAN EMPLOYMENT AND POPULATION

Source:	Statistics Canada

Saskatchewan posted the highest growth in wholesale trade and the second highest growth in manufacturing sales.

WHOLESALE TRADE GROWTH BY PROVINCE IN 2013

Source:	Statistics Canada

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MANUFACTURING SALES GROWTH BY PROVINCE IN 2013

Source:	Statistics Canada

Since 2011, average weekly earnings in Saskatchewan have exceeded the national average.

In 2013, average weekly earnings in the province grew by 3.2 per cent to $948.20, the second highest growth posted by any province. It was 3.7 per cent higher than the national average and the third highest level among provinces.

SASKATCHEWAN AND CANADA AVERAGE WEEKLY EARNINGS

Source:	Statistics Canada

The province also posted the third highest growth in retail sales and investment in new housing construction last year.

Saskatchewan farmers produced the largest crop in the province’s history in 2013. At 38.4 million tonnes, crop production last year was 40.4 per cent greater than in 2012 and 48.3 per cent above the 10-year average.

SASKATCHEWAN CROP PRODUCTION FROM 1970 TO 2013

Source:	Ministry of Agriculture

GLOBAL ECONOMIC OUTLOOK

The outlook for the global economy in 2014 and beyond bodes well for Canada and Saskatchewan.

The U.S. economy will benefit from improving labour market conditions and consumer confidence, a housing recovery and significantly reduced fiscal drag.

U.S. real GDP growth is projected to be 2.5 per cent in 2014 and 3.1 per cent in 2015, following an estimated 1.9 per cent in 2013.

The Eurozone is expected to return to growth, albeit mildly, in 2014 and 2015. Total Eurozone real GDP growth is projected to be 0.9 per cent in 2014 and 1.3 per cent in 2015.

  Budget 2014 - 15    29

GLOBAL REAL GDP GROWTH ASSUMPTIONS

Source:	Scotiabank and IHS Global Insight

The U.K. economy and those of Japan and South Korea are also projected to advance in each of 2014 and 2015.

China’s economy is widely seen as facing a slightly slower expansion in the next few years. China’s real GDP is projected to increase by a still globe-leading 7.3 per cent in 2014 and 7.0 per cent in 2015, but below the 7.7 per cent advance in 2013.

Economic growth in other large emerging nations is generally expected to improve.

●	India’s economy is expected to grow by 5.2 per cent and 5.7 per cent in 2014 and 2015, respectively, improving from an estimated 4.5 per cent in 2013.

●	Brazil recently had to raise interest rates sharply in order to counteract inflation and financial instability, but Brazil’s projected growth rates for 2014 and 2015 remain positive.

●	Mexico’s growth rate is expected to improve to 3.3 per cent in 2014 and 3.7 per cent in 2015 from an estimated 1.3 per cent in 2013.

CANADIAN ECONOMY

Strengthening U.S. and global economic growth will benefit the Canadian economy. Canada’s real GDP growth is expected to be 2.4 per cent in 2014 and 2.7 per cent in 2015.

CANADIAN INTEREST RATES

Sources:	Bank of Canada and Ministry of Finance

  30     Budget 2014 - 15

CANADIAN MACROECONOMIC ASSUMPTIONS

	2013
	Actual	2014	2015	2016	2017	2018
Real GDP Growth (%)	2.0	2.4	2.7	2.7	2.6	2.5
Inflation Rate (%)	0.9	1.5	1.9	2.0	2.0	2.0
Unemployment Rate (%)	7.1	6.9	6.7	6.5	6.4	6.4
Short-term Interest Rate (%)	0.97	0.99	1.12	2.84	4.41	4.50
Long-term Interest Rate (%)*	2.26	2.94	3.27	3.83	4.50	4.62
Canadian Dollar (US cents)	97.10	92.00	90.00	90.00	90.00	91.40

*	10-year Government of Canada Bond
Sources:	Bank of Canada and Ministry of Finance

U.S. and Canadian short-term interest rates are expected to remain low in 2014 and 2015. However, U.S. long-term interest rates are predicted to edge higher because of U.S. Federal Reserve “tapering.”

Prospects for higher U.S. long-term interest rates and U.S. growth are making U.S. dollar-denominated assets more attractive, leading to a stronger U.S. dollar and weaker Canadian dollar.

CANADIAN DOLLAR

Sources:	Bank of Canada and Ministry of Finance

SURVEY OF CANADIAN DOLLAR FORECASTS
(In US Cents)

	2014	2015	Release Date
IHS Global Insight	92.18	94.16	Feb./14
Conference Board of Canada	96.00	97.00	Dec./13
The Center for Spatial Economics	93.50	93.40	Feb./14
TD Bank	87.00	88.75	Feb./14
RBC	86.96	84.75	Feb./14
BMO	88.95	92.33	Feb./14
CIBC	90.50	93.02	Feb./14
Laurentian Bank	91.25	94.50	Jan./14
Scotiabank	87.25	89.00	Mar./14
Private Sector Average	90.40	91.88
2014-15 Budget Assumption	92.00	90.00

  Budget 2014 - 15    31

SASKATCHEWAN ECONOMIC OUTLOOK

Saskatchewan real GDP is expected to grow by 4.1 per cent in 2013, higher than the 3.6 per cent expected in the 2013-14 Mid-year Report due primarily to the record-size crop.

●	The 2013 crop production estimate is now 38.4 million tonnes, whereas at mid-year it was 34.2 million tonnes.

For 2014, the Saskatchewan economy is expected to continue to perform well.

●	Real GDP is expected to grow by 2.2 per cent.

●	Though real GDP growth is expected to ease in 2014, for the most part this is due to the assumption of a return to a more normal-size crop.

For 2015, Saskatchewan real GDP is expected to grow by 2.3 per cent.

SASKATCHEWAN REAL GDP GROWTH AND CROP PRODUCTION GROWTH

Sources:	Statistics Canada, Ministry of Agriculture and Ministry of Finance

Nominal GDP is currently forecast to rise by 5.3 per cent in 2013. At mid-year, nominal GDP was forecast to rise by 5.5 per cent.

●	The downward revision to the nominal GDP growth forecast is the result of slightly lower commodity prices in 2013.

Nominal GDP is forecast to grow by 1.2 per cent in 2014 due primarily to:

●	a return to a more normal-size crop; and,

●	the expectation that commodity prices will ease further.

SASKATCHEWAN OUTLOOK AT A GLANCE

	2013		2014	2015	2016	2017	2018
Real GDP Growth (%)	4.1		2.2	2.3	2.1	2.0	2.1
Nominal GDP Growth (%)	5.3		1.2	3.5	3.5	3.5	3.2
CPI Growth (%)	1.5	*	1.9	2.0	1.7	1.7	1.9
Employment Growth (000s)	18.2	*	6.9	7.2	6.6	6.2	6.2
Unemployment Rate (%)	4.0	*	4.4	4.6	4.8	4.9	4.7
Retail Sales Growth (%)	3.0	*	3.9	5.1	4.5	4.0	4.4

*	Actual
Sources: Statistics Canada and Ministry of Finance

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SASKATCHEWAN REAL AND NOMINAL GDP GROWTH

Source:	Ministry of Finance

SASKATCHEWAN REAL AND NOMINAL GDP

Source:	Ministry of Finance

At mid-year, the price of West Texas Intermediate (WTI) oil was expected to average US$99.00 per barrel in 2013. The actual price was US$98.05 per barrel. The price of WTI oil is expected to ease to US$95.00 per barrel in 2014.

SASKATCHEWAN OIL PRODUCTION AND WTI OIL PRICE

Source:	Ministry of the Economy

The price of potash at mid-year was anticipated to average $598.89 per K2O tonne in 2013. The actual price was $583.53 per K2O tonne.

The price of potash is currently expected to average $488.12 per K2O tonne in 2014, down 16.4 per cent from 2013.

COMMODITY PRICE ASSUMPTIONS – CALENDAR YEAR

	2013
	Actual	2014	2015	2016	2017	2018
WTI Oil (US$/barrel)	98.05	95.00	92.00	92.00	95.00	96.00
Natural Gas (C$/GJ)	2.90	3.50	3.70	4.00	4.40	4.70
Potash (C$/K2O tonne)1	583.53	488.12	502.21	509.18	515.90	514.55
Potash (US$/KCl tonne)1	345.27	273.93	275.72	279.54	283.23	286.88
Wheat (C$/tonne)2	257.44	235.00	225.88	233.08	252.68	264.48
Canola (C$/tonne)2	542.42	469.47	509.48	528.87	516.37	537.37

1	The potash industry quotes prices in US dollars per KCl tonne. Provincial royalty calculations, however, are based on the Canadian dollar price per K2O tonne.
2	Crop prices at farm gate.
Sources: Ministry of the Economy and Ministry of Agriculture

  Budget 2014 - 15    33

Although the price of potash was lower than expected, total production in 2013 was 9.7 million tonnes, 10.0 per cent higher than in 2012. Potash production is expected to have steady growth over the forecast period.

SASKATCHEWAN POTASH PRICE AND PRODUCTION

Source:	Ministry of Finance

Record crop yields in Canada and many other parts of the world last year put downward pressure on grain prices. For the most part, this has resulted in lower crop price assumptions for 2014.

SASKATCHEWAN CROP PRODUCTION

Source:	Ministry of Agriculture

After a record crop in 2013, total crop production is assumed to return to a more normal size, but still be above the 10-year average over the forecast period.

Over the last five years (2008-13), total capital investment in Saskatchewan increased by 45.6 per cent, the second highest growth among provinces and more than three times the national average of 14.2 per cent.

In 2014, Saskatchewan’s total capital investment is expected to remain in the $21 billion range, a relatively high level.

Total private investment is expected to increase by 1.2 per cent to $18.1 billion in 2014.

SASKATCHEWAN PRIVATE AND PUBLIC INVESTMENT

Source: Statistics Canada

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FORECAST COMPARISON

Private forecast agencies, on average, estimate that Saskatchewan’s real GDP increased by 3.2 per cent in 2013, the second highest growth among provinces.

Private forecasts for 2013 Saskatchewan real economic growth range from 4.0 per cent to 2.3 per cent.

These private forecasters expect Saskatchewan’s real GDP to grow by 2.4 per cent in 2014, also the second highest among provinces.

Private forecasts for Saskatchewan real GDP growth for 2014 range from 2.9 per cent to 1.2 per cent.

For 2015, private forecasters expect Saskatchewan real GDP to grow by 2.6 per cent, the third highest among provinces.

The private sector forecasts for 2015 Saskatchewan real economic growth range from 2.9 per cent to 2.4 per cent.

PRIVATE SECTOR FORECASTS OF REAL GDP GROWTH BY PROVINCE

Sources: Major Canadian banks, IHS Global Insight, CBOC and C4SE

PRIVATE SECTOR REAL GDP GROWTH FORECASTS FOR SASKATCHEWAN
(Per Cent Change)

				Release
	2013	2014	2015	Date
IHS Global Insight	2.3	2.7	2.9	Jan./14
Conference Board of Canada	4.0	2.3	2.5	Dec./13
The Centre for Spatial Economies	3.5	1.2	2.9	Feb./14
TD Bank	3.4	2.5	2.4	Jan./14
RBC	3.9	2.1	2.5	Dec./13
BMO	3.5	2.5	2.7	Feb./14
CIBC	2.4	2.9	N.A.	Jan./14
Scotiabank	3.7	2.5	2.7	Feb./14
Laurentian Bank	2.3	2.8	2.5	Jan./14
Private Sector Average	3.2	2.4	2.6
2014-15 Budget Forecast	4.1	2.2	2.3

N.A. Not available

  Budget 2014 - 15    35

PRIVATE SECTOR FORECASTS OF REAL GDP GROWTH BY PROVINCE
(Per Cent Change)

	2013	Rank	2014	Rank	2015	Rank
British Columbia	1.5	5	2.3	3	2.8	2
Alberta	3.1	3	3.4	1	3.0	1
Saskatchewan	3.2	2	2.4	2	2.6	3
Manitoba	2.1	4	2.2	4	2.5	4
Ontario	1.4	6	2.3	3	2.6	3
Québec	1.1	8	1.8	6	2.0	6
New Brunswick	0.5	9	1.3	9	1.9	7
Nova Scotia	1.3	7	2.0	5	2.3	5
Prince Edward Island	1.4	6	1.5	8	1.7	8
Newfoundland and Labrador	5.2	1	1.6	7	1.7	8
Canada	1.8		2.4		2.5

SASKATCHEWAN EMPLOYMENT

Sources:	Statistics Canada and Ministry of Finance

EMPLOYMENT FORECAST COMPARISON

Sources:	Statistics Canada, Ministry of Finance, major Canadian banks, IHS Global Insight, CBOC and C4SE
The Ministry of Finance is forecasting employment to increase by 6,900 in 2014 and 7,200 in 2015.

In comparison, the private sector, on average, is forecasting 8,200 additional jobs in 2014 and 8,800 in 2015.

CONCLUSION

The anticipated pick-up in the global economy in concert with a softer Canadian dollar and low interest rates are expected to help support the Saskatchewan economy in 2014 and 2015.

The Saskatchewan economy will be further supported by strong personal consumption, reflecting continued gains in both population and employment, as well as continued strength in business investment.

There are several assumptions built into the current forecast that present both upside and downside risks.  Crop production, for example, is significantly impacted by weather and is therefore highly volatile.  As well, commodity prices are affected by the global environment. Any major global event affecting commodity prices, therefore, could affect the current Saskatchewan outlook.

  36     Budget 2014 - 15

SASKATCHEWAN PROVINCIAL BUDGET
14 - 15

SUMMARY BUDGET BASICS

SUMMARY BUDGET
KEY CONCEPTS

INTRODUCTION

Although a Summary Budget has been included with the Saskatchewan Budget since 2004-05, the primary focus of provincial budgets has been on the General Revenue Fund prior to this year.

Beginning in 2014-15, the Saskatchewan Budget is being presented on a Summary basis, which provides a comprehensive picture of planned financial activity for the Province of Saskatchewan.

While no longer the focus, the General Revenue Fund is the primary operational account for the Province. The Government of Saskatchewan Core Operational Plan reflects the financial activity that flows through the fund. Government core operations remain an integral component of the Summary Budget.

COMPONENTS OF THE GOVERNMENT
OF SASKATCHEWAN REPORTING ENTITY

The budget includes the financial activity for all organizations within the government reporting entity (GRE). The inclusion of organizations in the GRE is based on standards for senior Canadian governments as established by the Public Sector Accounting Board (PSAB). The entities include core government as well as all the various organizations controlled by the Government of Saskatchewan.

Control is the power to govern the financial and operating policies of another organization with the expectation of being impacted by the benefits or risks of the other organization’s activities. The determination of control requires consideration of the particular circumstances of each case. As a result, when assessing control for their provincial organizations, Canadian jurisdictions may reach different decisions for organizations that provide similar services.

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CLASSIFICATIONS OF ENTITIES

The budget classifies organizations as either government service organizations (GSOs) or government business enterprises (GBEs).

GBEs are self-sufficient and have the financial and operating authority to sell goods and services to individuals and organizations outside the GRE as their principal activity. These organizations include:

●	Municipal Financing Corporation of Saskatchewan;

●	Saskatchewan Auto Fund;

●	Saskatchewan Gaming Corporation;

●	Saskatchewan Government Insurance;

●	Saskatchewan Liquor and Gaming Authority;

●	Saskatchewan Power Corporation;

●	Saskatchewan Telecommunications Holding Company;

●	Saskatchewan Water Corporation;

●	SaskEnergy Incorporated; and,

●	Workers’ Compensation Board.

All other government entities, including government core operations are GSOs. GSOs typically provide public services and receive government grants to sustain their operations. Some GSOs, such as Saskatchewan Transportation Company, sell services, but are not self-sufficient and require subsidization. GSOs include government ministries as well as organizations like regional health authorities, school boards and regional colleges.

A list of all organizations included in the GRE is provided on page 53.

ACCOUNTING BASIS

The budget and supporting schedules are prepared on a basis consistent with the Canadian public sector accounting standards used in the province’s Summary Financial Statements, which are included in the Public Accounts – Volume 1. The most recent Public Accounts are available at: http://www.finance.gov.sk.ca/public-accounts/

FISCAL YEAR

The budget is prepared on the basis of the Government of Saskatchewan’s fiscal year, which starts on April 1 and ends on March 31.

For organizations whose fiscal year-end is not March 31, the budget includes plans/budgets for the most recent fiscal year ending before March 31.

DEVELOPMENT AND REVIEW

The budget development cycle for many of the entities included in the GRE differs from that of core government. As a result, the revenue and expenditure projections included for some entities may not represent their final board-approved budgets. Inclusion of projected data for those entities does not lessen or replace the governance responsibility for their individual boards of directors to develop and approve formal budgets.

Budgets for some organizations, such as regional health authorities and boards of education, are closely tied to core operational grant funding and are therefore directly influenced by government’s core funding decisions. Budgets for other organizations, such as the Workers’ Compensation Board, are not.

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Treasury Board and Cabinet are directly involved in Core Operational Plan budget decisions. For other government organizations, the level of Treasury Board and Cabinet involvement varies based on the level of autonomy with which the entity was created.

METHOD OF CONSOLIDATION

The method of consolidation in the budget is consistent with the policies described in the Public Accounts. The revenue and expense of GSOs are consolidated after adjusting to conform significant differences in accounting policies and eliminating significant inter-organizational transactions.

Budgets for GBEs are incorporated as a single amount using the modified equity method, which includes the Government of Saskatchewan’s proportionate share of net earnings or losses.

Pensions expenses are recorded on an accrual basis in accordance with Canadian public sector accounting standards.

Adjustments are also made to account for any significant transactions in the period between the organization’s fiscal year-end and the Government of Saskatchewan’s March 31 year-end.

REVENUE

Revenue is classified into five categories: taxation, non-renewable resources, other own-source revenue, federal government transfers and net income from GBEs.

EXPENSE

Expense is classified into 11 categories: agriculture, community development, debt charges, economic development, education, environment and natural resources, health, protection of persons and property, social services and assistance, transportation, and other.

BUDGET BY ORGANIZATION

The “Budget by Organization Type” (page 64) and “Budget by Organization” (page 62) schedules categorize organizations into three groups to reflect governance relationships.

●	The first group is accountable to Treasury Board.

●	The second group is accountable to Crown Investment Corporation (CIC) Board.

●
The third group is not-for-profit insurance organizations (NFPs) that are expected to adjust their rates to remain actuarially sound. They are intended to break even over the long term and do not provide dividends to the GRF to support core government operations.

SPENDING AUTHORITY

Legal spending authority for core government is provided by the Legislative Assembly through approval of the Budget Estimates and appropriation acts. Spending authority for other entities is provided through their separate legislation.

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SUMMARY REVENUE

Revenue is classified into five categories: taxation, non-renewable resources, other own-source revenue, federal government transfers and income from Government Business Enterprises (GBEs). These categories are consistent with the long-standing categories in the audited financial statements and provide meaningful disclosure based on the nature of transactions in Saskatchewan.

TAXATION

Taxation revenue includes all core operational taxation revenue (specifically, personal and corporate income tax, provincial sales tax, fuel tax, tobacco tax, insurance taxes and capital tax on financial institutions and Crown corporations) as well as property taxes, primarily those levied to support school funding.

NON-RENEWABLE RESOURCES

Non-renewable resource revenue is entirely core operational non-renewable resource revenue collected as royalties and freehold taxes on oil, potash, natural gas, uranium, coal and other minerals, as well as proceeds from Crown land sales and the resource surcharge levied on the value of oil, potash, natural gas, uranium and coal sales.

OTHER OWN-SOURCE REVENUE

Other own-source revenue is made up of fees for services provided, licences granted and the sale of goods and services; as well as investment income; fees collected by insurance entities; and, other miscellaneous sources of revenue.

Most entities generate own-source revenue. Major contributors include: government core operations, Regional Health Authorities, Boards of Education, SIAST, Regional Colleges, the Saskatchewan Opportunities Corporation, the Saskatchewan Housing Corporation, and the Saskatchewan Lotteries Trust Fund for Sport, Culture and Recreation.

FEDERAL GOVERNMENT TRANSFERS

The Canada Health Transfer and the Canada Social Transfer make up the bulk of federal government transfers. In addition, federal transfers are received by the Saskatchewan Crop Insurance Corporation, the Saskatchewan Agriculture Stabilization Fund, the Saskatchewan Housing Corporation, Boards of Education and other smaller entities.

INCOME FROM GBES

The income from GBEs represents the net income of all GBEs added to the summary financial statements on a modified equity basis, including the income of the Saskatchewan Liquor and Gaming Authority. Dividends included in core operational revenue are eliminated to avoid double counts.

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SUMMARY EXPENSE

Expense is classified into 11 categories: agriculture, community development, debt charges, economic development, education, environment and natural resources, health, protection of persons and property, social services and assistance, transportation, and other. These categories are consistent with the long-standing categories in the audited financial statements and provide meaningful disclosure based on the nature of transactions in Saskatchewan.

AGRICULTURE

Agriculture expenses are expenses made to assist and improve the agriculture and food industry through development activities and direct support to farmers. Development activities include research, education, regulation and investment in the value-added sector. Direct support is provided to farmers through loans, income stabilization programs and insurance programs.

Agriculture expenses primarily include the entire Ministry of Agriculture’s appropriation, plus spending through the Saskatchewan Crop Insurance Corporation, the Saskatchewan Agricultural Stabilization Fund, Prairie Agricultural Machinery Institute, the Pastures revolving fund, Prairie Diagnostic Services, the Saskatchewan Grain Car Corporation and the Livestock Services revolving Fund.

COMMUNITY DEVELOPMENT

Community development expenses are made to maintain and develop strong and vibrant communities, including financial assistance to local governments and other authorities, which in turn provide community services. Community development also includes funding directed to specific community services that improve the quality of life.

Community development expenses primarily include portions of the appropriations for the ministries of Central Services (Office of the Provincial Capital Commission), Education, Government Relations and Parks, Culture and Sport, plus spending through the Saskatchewan Lotteries Trust Fund for Sport, Culture and Recreation, the Northern Municipal Trust Account, the Community Initiatives Fund, the Saskatchewan Arts Board, the Saskatchewan Western Development Museum, the Saskatchewan Centre of the Arts Fund and the Saskatchewan Archives Board.

DEBT CHARGES

Debt charges are expenses associated with debt including interest, foreign exchange gains and losses, discounts, premiums, fees, and commissions.

Debt charge expenses include the entire amount of the debt servicing appropriation, interest on the accrued pension liability and debt charges recorded by the Saskatchewan Housing Corporation, Boards of Education, Regional Health Authorities, the Saskatchewan Student Aid Fund, and several other entities.

ECONOMIC DEVELOPMENT

Economic development expenses are made to strengthen, expand and diversify Saskatchewan’s economy. The expenses arise through activities such as research, marketing, product development,

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financing, financial assistance, technology and infrastructure. Economic development also includes the strategic management of Saskatchewan’s non-renewable resources to support future economic activity.

Economic development expenses include portions of the appropriations for the ministries of Advanced Education, the Economy, Environment, Finance, and Parks, Culture and Sport as well as the entire appropriations for Innovation Saskatchewan, the Saskatchewan Research Council and the SaskBuilds Corporation. In addition, economic development expenses include spending through CIC Asset Management Incorporated, the Saskatchewan Opportunities Corporation, Tourism Saskatchewan, Creative Saskatchewan, the Global Transportation Hub Authority and a number of other entities.

EDUCATION

Education expenses are made to develop and impart knowledge and information to help develop the capacities of reasoning, judgment and creativity. Education includes activities that support and encourage ongoing learning and the acquisition of specialized skills that help residents of Saskatchewan become contributing members of society.

Education expenses include portions of the appropriations for the ministries of Advanced Education, Education and the Economy plus accrual adjustments for the teachers’ defined benefit plans, spending through Boards of Education, the Saskatchewan Institute of Applied Science and Technology, Regional Colleges, the Saskatchewan Student Aid Fund, and the Saskatchewan Apprenticeship and Trade Certification Commission.

ENVIRONMENT AND NATURAL RESOURCES

Environment and natural resources expenses are made to protect and improve the quality of the environment and to manage fish, wildlife, forests and lands for the benefit of present and future residents of the province. It also includes costs of prevention and clean-up of environmental hazards.

Environment and natural resources expenses include portions of the appropriations for the ministries of Central Services, Environment, and Parks, Culture and Sport, spending by the Water Security Agency plus spending through the Commercial Revolving Fund, the Fish and Wildlife Development Fund, and the Oil and Gas Orphan Fund, as well as other entities.

HEALTH

Health expenses are made to support, maintain and restore the physical and mental health of Saskatchewan residents. Health services primarily include the education and promotion of healthy lifestyles; prevention and control of infectious diseases; treatment of injuries; emergency response services; and community-based, home-based, long-term, acute and rehabilitative care.

Health expenses primarily include the entire appropriation of the Ministry of Health, the accrual pension adjustment for the Saskatchewan Healthcare Employees’ Pension Plan and spending through the Regional Health Authorities, the Saskatchewan Cancer Agency, eHealth Saskatchewan, the Health Quality Council, the Saskatchewan Health Research Foundation, North Saskatchewan Laundry and Support Services Limited and the Physician Recruitment Agency.

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PROTECTION OF PERSONS AND PROPERTY

Protection of persons and property expenses are made to promote and ensure the security, safety and protection of residents and property; and to promote and maintain public order. This is primarily accomplished through the establishment and enforcement of laws, regulations and rules that are intended to prescribe appropriate and inappropriate actions or behaviours for individuals, groups and organizations. It also includes costs to resolve and reconcile disputes with laws and regulations; and remedial, corrective and punitive actions when there are violations of laws, regulations and rules. Expenses related to disaster assistance are also included.

Protection of persons and property expenses include portions of the appropriations for the ministries of Government Relations, Justice and Labour Relations and Workplace Safety as well as the entire appropriation for the Advocate for Children and Youth, the Information and Privacy Commissioner and the Ombudsman. In addition, protection of persons and property expenses include spending through the Sask911 Account, the Victims’ Fund and the Financial and Consumer Affairs Authority of Saskatchewan.

SOCIAL SERVICES AND ASSISTANCE

Social Services and Assistance expenses are made to provide financial assistance and services to individuals and families in need because of poverty, abuse, neglect and disability. Financial assistance and services are provided to protect, rehabilitate and assist people in gaining independence. The services include providing homes for troubled youth, counseling, shelters, child protection, adoption, custody and providing life’s needs to persons with intellectual disabilities.

Social services and assistance expenses include the entire appropriation for the Ministry of Social Services plus portions of the appropriations for the ministries of Government Relations and Justice plus spending through the Saskatchewan Housing Corporation and the Saskatchewan Legal Aid Commission.

TRANSPORTATION

Transportation expenses are made to transport people, goods, services and information; and to construct and maintain highways, roads, bridges, ferry crossings and airstrips. Activities related to governing the usage of the related assets are also included.

Transportation expenses include the entire appropriation for the Ministry of Highways and Infrastructure and a portion of the appropriation for Government Relations plus spending through the Saskatchewan Transportation Company and the Transportation Partnerships Fund.

OTHER

Other expenses include spending for the constitutional, political and law enactment aspect of government activities; costs associated with the Lieutenant Governor, the Legislative Assembly, election expenses, provincial audits, and intergovernmental and protocol activities. Other expenses also include administrative expenses that do not relate to any other specific category including central accounting and budgeting expenses, and the cost of collecting government revenues. Other expenses also includes miscellaneous expenses that are not associated with any other category, including pension expenses for past public service, payments under Treaty Land Entitlements, and judgment expenses against the Government.

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Other expenses include those portions of government core expense not explicitly included in one of the other categories (including the appropriations for the Public Service Commission, the Legislative Assembly, Executive Council, the Provincial Auditor, the Chief Electoral Officer, the Conflict of Interest Commissioner and the Office of the Provincial Secretary) plus spending through the Crown Investments Corporation of Saskatchewan, the accrued pension expense for the Public Service Superannuation Plan, employee insurance plans, the Public Employee Benefit Agency’s revolving fund and the School Division Tax Loss Compensation Fund.

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SUMMARY DEBT

Public debt is composed of gross debt, which is the amount of money owed to lenders, less sinking funds, which are the amount of money which has been set aside for the repayment of debt.

Borrowing for government core operations and for most Crown corporations is done through the primary operational account known as the General Revenue Fund.

A few government service organizations, including some Crown corporations, borrow directly on their own behalf. The most significant of these entities are Boards of Education, Regional Health Authorities, the Global Transportation Hub Authority, and the Water Security Agency.

Treasury Board organization debt consists of government core operational debt plus the debt of other government Treasury Board organizations, less investments in Saskatchewan securities held by the Growth and Financial Security Fund.

Crown Investments Corporation (CIC) Board organization debt consists mainly of government business enterprise (GBE) specific debt, which is incurred primarily for investment in infrastructure and business development initiatives which generate revenue streams to service the debt.

In 2014-15, government public debt is expected to remain at $3.8 billion. The public debt of other Treasury Board organizations is expected to be $0.8 billion, up $0.3 billion from the 2013-14 Budget, primarily reflecting increased debt for Boards of Education and the Global Transportation Hub Authority.

In 2014-15, CIC Board organization debt is expected to be $7.2 billion, up $1.3 billion from the 2013-14 Budget. Almost $1.0 billion of this increase is for the Saskatchewan Power Corporation.

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SUMMARY BUDGET
ORGANIZATIONAL STRUCTURE

The following list provides descriptions of significant entities controlled by the Government of Saskatchewan.

GOVERNMENT SERVICE ORGANIZATIONS (GSOS)

Core Government

Core government represents those activities over which the Legislative Assembly has decided to retain direct control.

●
Provincial revenue collected under the direct authority of the Legislative Assembly – income and consumption taxes, non-renewable resource revenue, transfers from Crown entities, other own-source revenue and federal transfers – is deposited into the General Revenue Fund, which is the primary operational account of the Government of Saskatchewan.

Revenue from those Crown entities that have traditionally been used to support government programs and services (particularly net income from the Saskatchewan Liquor and Gaming Authority and dividends from the Crown Investments Corporation of Saskatchewan) continue to be used to support core government operations.

●
Money from this account is then used, under the direct authority of the Legislative Assembly, through The Appropriation Act, in the provision of public goods and services.

Core expense reflects the ministry expenditure estimates presented and approved by the Legislative Assembly, including grants to other entities included in the government reporting entity (such as regional health authorities and school divisions).

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Other Government Service Organizations

Other major Government Service Organizations include the following entities.

Boards of Education/School Boards

Twenty-eight Boards of Education, including the Conseil des écoles fransaskoises, operate under the authority of The Education Act, 1995. The Boards and the Conseil work with the Ministry of Education to strengthen the performance and accountability of the school system. The Boards and the Conseil are responsible for delivering the educational program including curriculum and instruction, and programs for children and youth. The Boards and the Conseil are required to comply with provincial statutes, regulations, and policies and, as elected bodies, are accountable to their local electors. The Boards and the Conseil receive operating and capital grants from the provincial government. The Boards also receive education property taxes in their jurisdiction.

Crop Reinsurance Fund of Saskatchewan

The Fund provides the Saskatchewan Crop Insurance Corporation with reinsurance coverage against losses in excess of net premiums, indemnities, and accumulated reserves. Reinsurance for the Saskatchewan crop insurance program is provided by the federal and provincial governments under the terms of the Growing Forward Agreement. Payments are made from each government’s reinsurance fund based on a formula set out in the agreement and each is responsible for the accumulated deficits of its fund.

Crown Investments Corporation of Saskatchewan (CIC)

CIC is the financially self-sufficient holding company for eight subsidiary and five wholly-owned subsidiary commercial Crown corporations. The Government Finance Office (GFO) was established in 1947 to act as a holding company for many of Saskatchewan’s Crown corporations and to be a mechanism for developing broad policy control, directing investment, and routing dividends into the General Revenue Fund.

In 1978, the GFO was renamed Crown Investments Corporation of Saskatchewan, with a focus on CIC Crown sector oversight on behalf of the Government by providing strategic shareholder direction and managing Crown performance, promoting best practices in Crown sector governance and disclosure, developing and implementing broad policy initiatives and administering select Government programs. The Crown Corporations Act, 1993 is the current governing legislation.

eHealth Saskatchewan

eHealth Saskatchewan was established by Order in Council pursuant to the provisions of The Crown Corporations Act, 1993. eHealth Saskatchewan’s mandate is to procure, implement, own, operate, and manage the Saskatchewan Electronic Health Record (EHR) and, where appropriate, other health information systems. In 2013-14, Vital Statistics transferred from Information Services Corporation to eHealth Saskatchewan and Health Registration transferred from the Ministry of Health to eHealth Saskatchewan.

Financial and Consumer Affairs Authority of Saskatchewan (FCAA)

Effective October 1, 2012, the former Saskatchewan Financial Services Commission was continued as the FCAA, a Treasury Board Crown corporation. FCAA fosters confidence in the Saskatchewan marketplace and protects Saskatchewan consumers. FCAA regulates Saskatchewan’s financial services industry including the credit union system, insurance, pensions, securities, trust and loans, payday loans and mortgage brokers. FCAA also oversees the licensing or registration provisions of a number

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of statutes, monitors compliance with the rules, and holds to account those who break the rules. FCAA is funded through fees charged to regulated entities.

Global Transportation Hub Authority

The Global Transportation Hub Authority (GTHA) was established as a Treasury Board Crown corporation by Order in Council 492/2009. The Global Transportation Hub Authority Act became effective August 6, 2013. The GTHA holds a mandate to support the economic and social development of Saskatchewan by planning, developing, constructing, managing, regulating, operating, marketing and promoting a competitive, economic, integrated and efficient transportation logistics hub that is consistent with safe and environmental standards.

Northern Municipal Trust Account (NMTA)

NMTA, formerly the Northern Revenue Sharing Trust Account, was established by Section 287 of The Northern Municipalities Act, 2010. NMTA administers all revenues relating to the Northern Saskatchewan Administration District (NSAD) and all monies appropriated by the Legislative Assembly for the purposes of northern revenue sharing and other grant programs. The NMTA also acts as a municipal operating fund for the unincorporated area in the district, the northern settlements and resort subdivisions. The NMTA collects property taxes for northern hamlets and the three northern school divisions within the NSAD.

Public Employees Benefits Plans

The plans provide various benefits to public service employees. Plans include the:

●
Public Employees Dental Plan that was established in 1982 and provides coverage to employees of Executive Government, several Crown corporations, and various agencies, boards and commissions as approved by the Lieutenant Governor in Council;

●
Public Employees Disability Fund that was established in 1978 to provide long-term disability benefits to employees of Executive Government (excluding SGEU members), several Crown corporations, and various agencies, boards and commissions; and,

●
Public Employees Group Life Insurance Fund that was established in 1958 to provide comprehensive life insurance coverage to employees of Executive Government, several Crown corporations, and various agencies, boards and commissions as approved by the Lieutenant Governor in Council.

Regional Colleges

Seven regional colleges, operating under the authority of The Regional Colleges Act, provide educational services and programs in about 40 locations throughout the province. Through partnerships with universities and technical institutes such as the Saskatchewan Institute of Applied Science and Technology (SIAST), regional colleges deliver credit programs in response to the needs of rural and northern Saskatchewan. Regional colleges also offer literacy and basic education, industry credit and non-credit programs based on local needs, and a broad array of counselling and assessment services geared to assisting individuals with career planning.

Regional Health Authorities

The Regional Health Services Act was proclaimed on August 1, 2002. Health services in Saskatchewan are delivered by 12 regional health authorities. Major services include:

●	hospitals, health centres and primary health care teams;

●	emergency response services including first responders and ambulance services;

●	supportive care such as long-term care, day programs, respite, palliative care and programs for patients with multiple disabilities;

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●	population health services including public health nursing, public health inspections, communicable disease control, epidemiology and vaccinations; and,

●	community health services such as mental health and addictions services, rehabilitation services, home care, and programming for individuals with autism and cognitive disabilities.

Saskatchewan Agricultural Stabilization Fund

The Saskatchewan Agricultural Stabilization Fund was established under The Farm Financial Stability Act and delivers the Wildlife Damage Compensation and Livestock Predation Prevention Program, and the Farm and Ranch Water Infrastructure Program.

Saskatchewan Cancer Agency (SCA)

The SCA was established pursuant to The Cancer Foundation Act, which was superseded by The Cancer Agency Act on January 2, 2007. The SCA is responsible for the planning, organization, and delivery and evaluation of cancer care services throughout Saskatchewan in collaboration with regional health authorities and health care organizations. The SCA operates prevention and early detection programs; provides safe, quality cancer treatment and supportive care programs; and conducts innovative research.

Saskatchewan Housing Corporation (SHC)

The SHC operates under the authority of The Saskatchewan Housing Corporation Act. SHC is accountable for developing, designing, and implementing housing programs and services for families, seniors and others. While recognizing the marketplace as the primary vehicle for the provision of housing, SHC promotes independence and self-sufficiency by providing housing and housing services to people who could not otherwise afford or access adequate, safe, and secure shelter. SHC manages the financial contributions from the provincial, federal, and municipal levels of government and plays a lead role in the development of housing policies on behalf of the Government of Saskatchewan.

Saskatchewan Immigrant Investor Fund

The Saskatchewan Immigrant Investor Fund Inc. is a wholly-owned subsidiary of CIC, established in September 2010, that borrows funds from immigrant investors chosen by the federal government for use towards financing the Headstart on a Home Program. The Headstart on a Home Program provides construction mortgages and other services to developers to build entry level homes in Saskatchewan.

Saskatchewan Crop Insurance Corporation (SCIC)

SCIC operates under the authority of The Saskatchewan Crop Insurance Corporation Act and The Farm Financial Stability Act. SCIC administers insurance programs that protect producers from production failures due to natural hazards. SCIC also delivers the Wildlife Damage Compensation and Livestock Predation Prevention Program, as well as the AgriStability Program.

Saskatchewan Institute of Applied Science and Technology (SIAST)

SIAST operates under the authority of The Saskatchewan Institute of Applied Science and Technology Act. SIAST provides post-secondary technical education and skills training, to help meet the needs of students and employers, through distance education and campuses in Regina, Saskatoon, Moose Jaw and Prince Albert. Through program and course registrations, SIAST serves 26,000 distinct students with programming that touches every sector of the economy.

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Saskatchewan Lotteries Trust Fund for Sport, Culture and Recreation

The Saskatchewan Lotteries Trust Fund for Sport, Culture and Recreation (the Trust) was established in 1974 and is continued pursuant to The Interprovincial Lotteries Act, 1984 and an agreement between Sask Sport Inc. and the Minister of Parks, Culture and Sport for the Province of Saskatchewan. Under the terms of the agreement, Sask Sport Inc., a not-for-profit organization, has been designated as the provincial marketing organization to sell Western Canada Lottery Corporation lottery tickets in Saskatchewan. Sask Sport Inc. has established Saskatchewan Lotteries to market and distribute lottery tickets in Saskatchewan. The Trust receives its money from the net proceeds of Saskatchewan Lotteries ticket sales, and provides grants to not-for-profit volunteer sport, culture and recreation organizations that have been deemed eligible to receive grants from the Trust by the Ministry of Parks, Culture and Sport.

Saskatchewan Opportunities Corporation

Saskatchewan Opportunities Corporation (SOCO), a wholly-owned subsidiary of CIC, was established in 1994. SOCO supports the growth and success of Saskatchewan’s technology sector through the operation of research parks at the province’s two universities in Saskatoon and Regina, and a building in downtown Prince Albert. SOCO operates under the brand name Innovation Place.

Water Security Agency (WSA)

The WSA is mandated to integrate all aspects of provincial water management to ensure water supplies support economic growth, quality of life and environmental well-being. WSA supports protection of drinking water, flood and drought response, and management of water supplies, water quality and aquatic habitat. WSA also owns and operates provincial dams and water supply channels.

GOVERNMENT BUSINESS ENTERPRISES (GBES)

Municipal Financing Corporation of Saskatchewan (MFC)

MFC was established in 1969 and continues under The Municipal Financing Corporation Act. MFC assists in making capital funds available for the financing of local improvements, schools, hospitals and other construction projects in cities, towns, villages and rural areas throughout the province of Saskatchewan. MFC may borrow directly from private lending institutions or through the Ministry of Finance. The funds borrowed are loaned to Saskatchewan local governments to assist them in meeting their borrowing requirements.

Saskatchewan Auto Fund

The Fund is the province’s compulsory auto insurance program and the provider of its driver licensing and vehicle registration system. The Fund does not receive money from or provide money to core government. The Fund is administered by SGI.

Saskatchewan Gaming Corporation (SaskGaming)

SaskGaming was established under The Saskatchewan Gaming Corporation Act, 1994 to operate Casino Regina and Casino Moose Jaw under a framework agreement that provides for sharing of net profits between the Government of Saskatchewan, First Nations Trust, and the Community Initiatives Fund. Legislation was amended in 2007 to effectively place SaskGaming under the management of the CIC Board as a wholly-owned subsidiary of CIC.

Saskatchewan Government Insurance (SGI)

SGI was established in 1945 to provide affordable, good quality insurance to Saskatchewan people. Under the trade name SGI CANADA, which is a wholly-owned subsidiary of CIC, it conducts a

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competitive property and casualty insurance business in seven Canadian provinces. It offers a comprehensive line of home, tenant, farm, automobile extension and commercial coverage.

Saskatchewan Liquor and Gaming Authority (SLGA)

SLGA is governed by The Alcohol and Gaming Regulation Act, 1997. SLGA is responsible for the distribution, regulation, management and operation of liquor and gaming across the province. SLGA warehouses and distributes beverage alcohol to SLGA stores and franchises for sale to the public and commercial permittees. SLGA owns and operates all video lottery terminals, and owns and manages the slot machines at all Saskatchewan Indian Gaming Authority (SIGA) casinos. SLGA also licenses and regulates most other forms of gaming including bingo, raffles, casinos, breakopen tickets, Texas Hold’em poker and Monte Carlo events, as well as horse racing.

Saskatchewan Power Corporation (SaskPower)

SaskPower, a wholly-owned subsidiary of CIC, was established as the Saskatchewan Power Commission in 1929. Its purpose was to provide safe, reliable, cost-effective power to Saskatchewan people. Today, SaskPower maintains this purpose and is the principal supplier of electricity to approximately 500,000 residential, farm, commercial, oilfield, power and reseller customers in Saskatchewan.

Saskatchewan Telecommunications Holding Corporation (SaskTel)

SaskTel, a wholly-owned subsidiary of CIC, was established as the Department of Railway, Telephones and Telegraphs in 1908. The Corporation is the leading full service provider in Saskatchewan of voice, data, dial-up and high-speed internet, entertainment and multimedia services, security, web-hosting, text and messaging services, and cellular and wireless data services over its digital networks.

SaskEnergy Incorporated (SaskEnergy)

Saskatchewan’s provincially-owned natural gas system began operations in 1952 as part of SaskPower. SaskEnergy, which is a wholly-owned subsidiary of CIC, was formed in 1988 as a separate corporation to continue providing natural gas transmission and distribution services across the province. The system serves more than 92 per cent of Saskatchewan communities and provides safe, reliable, and economical natural gas service to more than 373,000 residential, farm, commercial and industrial customers in the province.

Saskatchewan Water Corporation (SaskWater)

SaskWater, a wholly-owned subsidiary of CIC, was established in 1984. Headquartered in Moose Jaw, SaskWater designs, builds, owns, and operates water supply and wastewater systems, providing quality water to Saskatchewan industries, municipalities, First Nations, and rural water user groups.

Workers’ Compensation Board (WCB)

The WCB operates under the authority of The Workers’ Compensation Act, 2013. It is a no-fault insurance program that protects workers and employers from the results of work-related injuries. The WCB collects annual premiums from employers and uses those funds to compensate injured workers for lost income and expenses with the objective of returning them to safe, productive work as soon as medically possible. Further, the WCB seeks to develop and deliver injury prevention programs and services with the goal of eliminating workplace injuries.

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GOVERNMENT REPORTING
ENTITY COMPONENTS

GOVERNMENT SERVICE	Regina Roman Catholic Separate School Division
ORGANIZATIONS	No. 81
Regina School Division No. 4
Core Government	Saskatchewan Rivers School Division No. 119
Other Government Organizations	Saskatoon School Division No. 13
South East Cornerstone School Division No. 209
Agricultural Credit Corporation of Saskatchewan	St. Paul’s Roman Catholic Separate School Division
Agricultural Implements Compensation Fund	No. 20
Boards of Education 6c	Sun West School Division No. 207
Chinook School Division No. 211	Century Plaza Properties (The Owners:
Christ the Teacher Roman Catholic Separate	Condominium Corporation No. 101100609)
School Division No. 212	CIC Asset Management Inc. 6d 7a
Conseil des écoles fransaskoises no. 310	CIC Economic Holdco Ltd. 6d 7a
Creighton School Division No. 111	Commercial Revolving Fund
Englefeld Protestant Separate School Division	Community Initiatives Fund
No. 132	Correctional Facilities Industries Revolving Fund
Good Spirit School Division No. 204	Creative Saskatchewan 1
Holy Family Roman Catholic Separate School	Criminal Property Forfeiture Fund
Division No. 140	Crop Reinsurance Fund of Saskatchewan 7b
Holy Trinity Roman Catholic Separate School	Crown Investments Corporation of Saskatchewan
Division No. 22	(separate) 6d 7a
Horizon School Division No. 205	eHealth Saskatchewan
Ile-a-la Crosse School Division No. 112	Enterprise Saskatchewan
Light of Christ Roman Catholic Separate School	Extended Health Care Plan for Certain Other
Division No. 16	Employees 6d
Living Sky School Division No. 202	Extended Health Care Plan for Certain Other
Lloydminster Roman Catholic Separate School	Retired Employees 6d
Division No. 89	Financial and Consumer Affairs Authority of
Lloydminster School Division No. 99	Saskatchewan
North East School Division No. 200	First Nations and Métis Fund Inc. 6d 7a
Northern Lights School Division No. 113	Fish and Wildlife Development Fund
Northwest School Division No. 203	Forest Management Funds
Prairie South School Division No. 210	Crown Agricultural Land Forest Fund
Prairie Spirit School Division No. 206	Edgewood Forest Renewal Trust Fund 1
Prairie Valley School Division No. 208	Island Forests Management Fund
Prince Albert Roman Catholic Separate School	Meadow Lake OSB Forest Management Trust Fund
Division No. 6	Mee-Toos Forest Management Fund Trust
Mistik Forest Management Trust

 Budget 2014 - 15    53

North West Communities Wood Products Forest	Regional Health Authorities
Management Fund Trust	Cypress Regional Health Authority
Park Land Forests Management Fund	Five Hills Regional Health Authority
Sakaw Forest Renewable Trust Fund	Heartland Regional Health Authority
Weyerhaeuser Forest Renewal Trust Fund 1	Keewatin Yatthé Regional Health Authority
Zelensky Bros. Forest Management Fund Trust	Kelsey Trail Regional Health Authority
Global Transportation Hub Authority	Mamawetan Churchill River Regional Health
Government House Foundation	Authority
Gradworks Inc. 6d 7a	Prairie North Regional Health Authority
Growth and Financial Security Fund	Prince Albert Parkland Regional Health Authority
Health Shared Services Saskatchewan	Regina Qu’Appelle Regional Health Authority
Health Quality Council	Saskatoon Regional Health Authority
Horned Cattle Fund	Sun Country Regional Health Authority
Individual Cattle Feeder Loan Guarantee	Sunrise Regional Health Authority
Provincial Assurance Fund	Saskatchewan Agricultural Stabilization Fund
Information Services Corporation of Saskatchewan 4	Saskatchewan Apprenticeship and Trade
Innovation Saskatchewan	Certification Commission 6a
Institutional Control Monitoring and Maintenance	Saskatchewan Archives Board
Fund	Saskatchewan Arts Board
Institutional Control Unforeseen Events Fund	Saskatchewan Association of Health Organizations Inc.
Law Reform Commission of Saskatchewan	Saskatchewan Cancer Agency
Livestock Services Revolving Fund	Saskatchewan Centre of the Arts Fund
North Sask Laundry and Support Services Ltd.	Saskatchewan Crop Insurance Corporation 7b
Northern Municipal Trust Account 6d	Saskatchewan Development Fund Corporation 3
Oil and Gas Orphan Fund	Saskatchewan Grain Car Corporation 6b
Operator Certification Board	Saskatchewan Health Research Foundation
Pastures Revolving Fund	Saskatchewan Heritage Foundation
Physician Recruitment Agency of Saskatchewan	Saskatchewan Housing Corporation 6d
Prairie Agricultural Machinery Institute	Saskatchewan Immigrant Investor Fund Inc. 6d 7a
Prince of Wales Scholarship Fund	Saskatchewan Impaired Driver Treatment Centre
Public Employees Benefits Agency Revolving Fund	Board of Governors
Public Employees Dental Fund 6d	Saskatchewan Institute of Applied Science
Public Employees Disability Income Fund 6d	and Technology 6a
Public Employees Group Life Insurance Fund 6d	Saskatchewan Legal Aid Commission
Queen’s Printer Revolving Fund	Saskatchewan Lotteries Trust Fund for Sport,
Regional Colleges6a	Culture and Recreation
Carlton Trail Regional College	Saskatchewan Opportunities Corporation 6d 7a
Cumberland Regional College	Saskatchewan Research Council
Great Plains College	Saskatchewan Snowmobile Fund
North West Regional College	Saskatchewan Student Aid Fund
Northlands College	Saskatchewan Transportation Company 6d 7a
Parkland Regional College	SaskBuilds Corporation
Southeast Regional College	Sask911 Account
School Division Tax Loss Compensation Fund

   54     Budget 2014 - 15

Tourism Saskatchewan
Training Completions Fund
Transportation Partnerships Fund
University of Regina Crown Foundation 3
University of Saskatchewan Crown Foundation 3
Victims’ Fund
Water Appeal Board
Water Security Agency 5
Western Development Museum Fund

GOVERNMENT BUSINESS
ENTERPRISES

Municipal Financing Corporation of Saskatchewan 6d
Saskatchewan Auto Fund 6d 7b
Saskatchewan Gaming Corporation 6d 7a
Saskatchewan Government Insurance 6d 7a
Saskatchewan Liquor and Gaming Authority
Saskatchewan Power Corporation 6d 7a
Saskatchewan Telecommunications Holding
Corporation 6d 7a
Saskatchewan Water Corporation 6d 7a
SaskEnergy Incorporated 6d 7a
Workers’ Compensation Board (Saskatchewan) 6d 7b

1	Organization established during 2013-14.
2	Organization determined to be a government partnership during 2013-14.
3	Organization wound up during 2013-14.
4	Controlling interest in the organization was sold during 2013-14 (note 12).
5	Organization’s name changed during 2013-14 from Saskatchewan Watershed Authority.
6	The year-ends of certain organizations differ from March 31, 2014: a June 2013; b July 2013; c August 2013; d December 2013.
7
For segment disclosure (schedule 17) certain organizations are classified into categories other than Treasury Board Organizations as follows: a CIC Board Organizations; b Not-for-Profit Insurance Organizations.

 Budget 2014 - 15    55

SUMMARY BUDGET
FREQUENTLY ASKED QUESTIONS

1.
What is a Summary Budget?

A Summary Budget is a comprehensive picture of projected revenue and expense of government core operations, together with other Government Service Organizations (such as regional health authorities, school divisions and regional colleges) and Government Business Enterprises (such as SaskPower and SaskTel).

It is called a Summary Budget because the revenue and expense of ministry programs and operations – the services of government usually associated with the Legislative Assembly – and the additional functions that are indirectly controlled by the provincial government – such as schools and regional health authorities – are consolidated.

For example, school expenditures paid for by education property taxes and provincial support payments are shown together. This approach allows taxpayers to see the total cost of providing school services.

2.
What happened to the GRF? How is core operations different than the GRF?

The General Revenue Fund is the primary operating account for the province of Saskatchewan – essentially it is the province’s chequing account. Revenue under the direct control of the Legislative Assembly flows into the account and spending appropriated by the Legislative Assembly flows out of the account.

The Core Operational Plan is in essence the plan of the General Revenue Fund.

3.
How can I tell how much the government raises as revenue and plans to spend on core government programs and services?

Details of core government expense and revenue are contained in the Core Operational Plan and the Estimates tabled in the Legislative Assembly.

4.
What entities are included in the Summary Budget and where can I get more information about their plans?

A listing of all the entities in the government reporting entity is included in the Summary Budget on pages 53 to 55. Questions about financial information should be directed to the appropriate entity.

5.
Will the government use the revenue of other reporting entities to pay for core government operations?

A Summary Budget does not change the way in which core government operations are funded. Revenue that has traditionally been used to support government programs and services (predominantly the Saskatchewan Liquor and Gaming Authority net income and dividends from the Crown Investments Corporation of Saskatchewan) will continue to be used to support core government operations.

   56     Budget 2014 - 15

6.
If the government is not controlling the other reporting entities directly, why does the government combine their revenue and expense with its own in the Summary Budget?

Generally Accepted Accounting Principles (GAAP) and Public Sector Accounting Board (PSAB) standards for senior Canadian governments require governments to prepare their annual financial statements on this basis. Saskatchewan has followed these standards, preparing summary-based financial statements since 1993-94 and including a Summary Budget since 2004-05.

Preparing a summary budget is not new. Focusing on the Summary Budget is.

7.
How do core government and summary expense differ?

Core government expense reflects the Estimates that are presented and approved by the Legislative Assembly, including grants to other government organizations. The summary expense includes amounts financed from sources other than core government. Summary expense reflects the total cost of the service provided, regardless of whether the funding is provided by core government or other sources.

For example, the Government of Saskatchewan provides a grant to the Saskatchewan Research Council (SRC). From a core operations perspective, this represents the entire spending on SRC. However, SRC’s total spending is much larger than this grant. From a summary perspective, SRC’s total spending, including the grant, is included in economic development spending.

As another example, the Government of Saskatchewan provides a grant to the Saskatchewan Institute of Applied Science and Technology (SIAST). From a core operations perspective, this represents the entire spending on SIAST. However, SIAST also raises funds from tuition, as well as other sources and spends significantly more than just the government grant. From a summary perspective, every dollar SIAST spends and earns, not just the government grant, is included in education spending.

8.
How does the Summary Budget treat pension liabilities?

The pension liability is recorded in full in the Summary Financial Statements and therefore, changes in this liability are reflected in the Summary Budget. The pension expense includes amounts that are funded through the appropriations of core government as well as adjustments for actuarially determined changes in the value of the outstanding pension liability.

9.
How does summary debt compare to the GRF debt figures that were presented in prior years?

Summary debt includes GRF debt plus the debt of any government entities that borrow on their own behalf.  This means that the summary debt figure incorporates the debt of entities such as boards of education and regional health authorities.

Government’s operational debt is not affected by moving to a summary reporting environment; it remains at $3.8 billion.

 Budget 2014 - 15    57

10.
Why are the organizations in the reporting entity categorized two different ways?

The summary budget includes the financial activities of organizations controlled by the government. These organizations are segregated into two classifications, government service organizations (GSOs) and government business organizations (GBEs). GBEs are self-sufficient government organizations whose principal activity is the sale of goods and services to individuals and organizations outside the GRE. All other organizations are GSOs.

A second categorization of these entities is based on their governance relationships:

●	Treasury Board Organizations;

●	CIC Board Organizations; and,

●	Not-for-Profit Insurance Organizations.

11.
What is Income from GBEs?

GBEs are self-sufficient government organizations whose principal activity is the sale of goods and services to individuals and organizations outside the GRE (for example, SaskTel, SaskPower).

GBEs are included in the summary budget on the modified equity method. The Government’s share of the net income of these organizations is shown as Income from GBEs. GBEs use accounting policies for profit oriented organizations. In the summary budget no adjustment is made to conform the accounting policies of GBEs to those of the Government.

   58     Budget 2014 - 15

SASKATCHEWAN PROVINCIAL BUDGET
14 - 15

BUDGET FINANCIAL TABLES

GOVERNMENT OF SASKATCHEWAN

Budget
For the Year Ended March 31

	(millions of dollars)

	Budget	Forecast	Budget
	2015	2014	2014
Revenue

Taxation	6,820.3	6,608.2	6,613.8
Non-Renewable Resources	2,694.4	2,551.9	2,670.6
Other Own-Source Revenue	1,863.8	2,216.0	2,079.2
Transfers from the Federal Government	2,026.4	1,965.6	1,955.0
Net Income from Government Business Enterprises	668.2	1,048.9	860.7

Total Revenue	14,073.1	14,390.6	14,179.3

Expense

Agriculture	681.2	497.1	830.2
Community Development	589.0	549.7	552.8
Debt Charges	546.3	584.7	599.5
Economic Development	288.6	328.4	322.3
Education	3,675.0	3,575.3	3,498.1
Environment and Natural Resources	232.5	244.4	230.3
Health	5,355.9	5,135.1	5,242.0
Protection of Persons and Property	593.7	648.1	603.1
Social Services and Assistance	1,172.4	1,147.6	1,119.6
Transportation	539.3	537.5	528.9
Other	327.8	551.7	502.7

Total Expense	14,001.7	13,799.6	14,029.5

Surplus	71.4	591.0	149.8

Totals may not add due to rounding.

   60     Budget 2014 - 15

GOVERNMENT OF SASKATCHEWAN

Statement of Accumulated Surplus
For the Year Ended March 31

	(millions of dollars)

	Budget	Forecast		Budget
	2015	2014		2014
Accumulated Surplus, Beginning of Year	3,489.6	2,448.6	1	2,448.6	1
Surplus	71.4	591.0		149.8
Other Comprehensive Income2	-	450.0		-

Accumulated Surplus, End of Year	3,561.0	3,489.6		2,598.4

1	Accumulated Surplus as at March 31, 2013, as reported in the 2012-13 Public Accounts.
2	Primarily actuarial gains on defined benefit pension plans in government business enterprises.

GOVERNMENT OF SASKATCHEWAN

Statement of Change in Net Debt
For the Year Ended March 31

	(millions of dollars)

	Budget	Forecast		Budget
	2015	2014		2014
Surplus	71.4	591.0		149.8
Acquisition of Government Service Organization Capital Assets	(1,054.3)	(1,013.1)		(1,243.0)
Amortization, Disposals and Adjustments	503.5	535.3		537.4

(Increase) Decrease in Net Debt	(479.4)	113.2		(555.8)
Net Debt, Beginning of Year	(4,546.2)	(5,109.4	)1	(5,109.4	)1
Other Comprehensive Income2	–	450.0		–

Net Debt, End of Year	(5,025.6)	(4,546.2)		(5,665.2)

1	Net Debt as at March 31, 2013, as reported in the 2012-13 Public Accounts.
2	Primarily actuarial gains on defined benefit pension plans in government business enterprises.

 Budget 2014 - 15    61

GOVERNMENT OF SASKATCHEWAN

Budget by Organization
For the Year Ended March 31

	(millions of dollars)

	Budget	Forecast	Budget
	2015	2014	2014
Treasury Board Organizations1

Core Government	105.4	(127.8)	64.8
Boards of Education	36.1	182.1	63.0
eHealth Saskatchewan	(12.0)	(16.7)	(10.8)
Financial and Consumer Affairs Authority of Saskatchewan	11.0	13.0	12.5
Northern Municipal Trust Account	(5.6)	1.9	(8.4)
Public Employees Benefits Plans	19.9	22.3	8.8
Regional Colleges	1.5	3.6	(4.1)
Regional Health Authorities	(50.0)	(22.7)	(58.0)
Saskatchewan Agricultural Stabilization Fund	–	3.9	–
Saskatchewan Cancer Agency	(4.4)	(3.8)	(3.8)
Saskatchewan Housing Corporation	9.1	35.0	6.9
Saskatchewan Institute of Applied Science and Technology	(5.9)	4.4	(0.4)
Saskatchewan Liquor and Gaming Authority	491.8	474.3	491.8
Saskatchewan Lotteries Trust Fund for Sport, Culture and Recreation	(4.1)	(7.4)	(4.4)
Water Security Agency	(3.0)	2.9	(4.2)
Other Agencies	(7.2)	21.8	(14.7)
Interagency Accounting Adjustments2	(41.6)	(211.1)	(30.9)
Adjustment to Account for Pension Costs on an Accrual Basis	(38.9)	(301.4)	(202.1)
	502.1	74.3	306.0
Dividends Included in Core Government3	(508.5)	(497.3)	(511.1)
(Deficit) of Treasury Board Organizations	(6.4)	(423.0)	(205.1)

Crown Investments Corporation (CIC) Board Organizations1

Crown Investments Corporation of Saskatchewan (Separate)4	(29.4)	127.9	45.8
Saskatchewan Gaming Corporation	25.2	20.5	26.4
Saskatchewan Government Insurance	29.7	39.2	36.5
Saskatchewan Power Corporation	26.9	113.8	126.1
Saskatchewan Telecommunications Holding Corporation	59.2	90.1	93.8
SaskEnergy Incorporated	62.2	78.9	72.4
Other Agencies	4.7	22.3	22.8
Interagency Accounting Adjustments2	(16.5)	13.8	(12.3)
	162.0	506.5	411.5
Dividends Included in Core Government3	(206.0)	(199.4)	(196.6)
Surplus (Deficit) Retained in CIC Board Organizations	(44.0)	307.1	214.9

Surplus (Deficit) Prior to
Not-for-Profit Insurance Organizations	(50.4)	(115.9)	9.8

   62     Budget 2014 - 15

GOVERNMENT OF SASKATCHEWAN

Budget by Organization
For the Year Ended March 31
Continued

	(millions of dollars)

	Budget	Forecast	Budget
	2015	2014	2014
Surplus (Deficit) Prior to
Not-for-Profit Insurance Organizations	(50.4)	(115.9)	9.8

Not-for-Profit Insurance Organizations1,3

Crop Reinsurance Fund of Saskatchewan	–	42.2	36.9
Saskatchewan Auto Fund	(12.6)	32.3	(16.8)
Saskatchewan Crop Insurance Corporation	127.9	432.1	90.4
Workers’ Compensation Board (Saskatchewan)	6.5	200.3	29.5

Surplus of Not-for-Profit Insurance Organizations	121.8	706.9	140.0

Surplus	71.4	591.0	149.8

Totals may not add due to rounding.
1
The year-end for some organizations is not March 31. The 2015 Budget amounts for those organizations are the Budget amounts for the fiscal year ending before March 31, 2015. Some items are reclassified to conform with the current year presentation.

2
Interagency accounting adjustments eliminate the effects of financial transactions between government organizations and adjust for certain accounting standards that differ from those used in the Summary Financial Statements.

3
Dividends paid to Core Government by Treasury Board organizations and Crown Investments Corporation (CIC) Board organizations. The dividends are eliminated to avoid double counting income. Insurance organizations do not pay dividends to Core Government.

4	Crown Investments Corporation of Saskatchewan (Separate) is shown before dividend revenue from its subsidiaries to avoid double counting income.

 Budget 2014 - 15    63

GOVERNMENT OF SASKATCHEWAN

Budget by Organization Type
For the Year Ended March 31

	(millions of dollars)

			Not-for-
	Treasury	CIC	Profit
	Board	Board	Insurance		Budget	Forecast	Budget
	Organizations	Organizations	Organizations	Eliminations	2015	2014	2014

Revenue

Taxation	6,820.3	–	–	–	6,820.3	6,608.2	6,613.8
Non-Renewable Resources	2,694.4	–	–	–	2,694.4	2,551.9	2,670.6
Transfers from Crown Entities	206.0	–	180.5	(386.5)	–	–	–
Other Own-Source Revenue	1,599.5	58.1	217.8	(11.6)	1,863.8	2,216.0	2,079.2
Transfers from the
Federal Government	1,835.0	–	191.4	–	2,026.4	1,965.6	1,955.0
Net Income from Government
Business Enterprises	492.9	181.4	(6.1)	–	668.2	1,048.9	860.7

Total Revenue	13,648.1	239.5	583.6	(398.1)	14,073.1	14,390.6	14,179.3

Expense

Agriculture	399.9	–	461.8	(180.5)	681.2	497.1	830.2
Community Development	589.0	–	–	–	589.0	549.7	552.8
Debt Charges	552.7	5.2	–	(11.6)	546.3	584.7	599.5
Economic Development	262.4	26.2	–	–	288.6	328.4	322.3
Education	3,675.0	–	–	–	3,675.0	3,575.3	3,498.1
Environment and
Natural Resources	232.5	–	–	–	232.5	244.4	230.3
Health	5,355.9	–	–	–	5,355.9	5,135.1	5,242.0
Protection of Persons
and Property	593.7	–	–	–	593.7	648.1	603.1
Social Services and
Assistance	1,172.4	–	–	–	1,172.4	1,147.6	1,119.6
Transportation	508.9	30.4	–	–	539.3	537.5	528.9
Other	312.1	15.7	–	–	327.8	551.7	502.7

Total Expense	13,654.5	77.5	461.8	(192.1)	14,001.7	13,799.6	14,029.5

Surplus (Deficit)	(6.4)	162.0	121.8	(206.0)	71.4	591.0	149.8

Totals may not add due to rounding.
Organization types in this budget schedule are based on the accountability and control relationships between the government and the various organizations within the government reporting entity.

   64     Budget 2014 - 15

GOVERNMENT OF SASKATCHEWAN

Statement of Pension Liabilities
As at March 31

	(millions of dollars)

	Budget	Forecast		Budget
	2015	2014		2014
Pension Liabilities, Beginning of Year	7,075.9	6,774.5	1	6,774.5	1
Adjustment to Account for Pension Costs on an Accrual Basis	38.9	301.4		202.1

Pension Liabilities, End of Year	7,114.8	7,075.9		6,976.6

1	Pension Liability as at March 31, 2013, as reported in the 2012-13 Public Accounts.

GOVERNMENT OF SASKATCHEWAN

Schedule of Tangible Capital Assets
As at March 31

	(millions of dollars)

					Forecasted			Budgeted
	Net Book				Net Book			Net Book
	Value		– 2013-14 Forecast –		Value	– 2014-15 Budget –		Value
	2013	1	Additions2	Amortization3	2014	Additions2	Amortization3	2015
Government Service Organizations
Treasury Board
Organizations	7,095.8		1,005.6	(497.4)	7,604.0	1,038.6	(487.2)	8,155.4
CIC Board Organizations	239.7		6.1	(33.6)	212.2	14.3	(11.6)	214.9
Not-for-Profit Insurance
Organizations	10.7		1.4	(4.3)	7.8	1.4	(4.7)	4.5
	7,346.2		1,013.1	(535.3)	7,824.0	1,054.3	(503.5)	8,374.8

Government Business Enterprises
Treasury Board
Organizations	111.5		39.3	(26.9)	123.9	37.0	(31.6)	129.3
CIC Board Organizations	9,143.4		2,543.2	(624.8)	11,061.8	1,857.9	(657.8)	12,261.9
Not-for-Profit Insurance
Organizations	53.5		6.5	(6.1)	53.9	11.0	(7.8)	57.1
	9,308.4		2,589.0	(657.8)	11,239.6	1,905.9	(697.2)	12,448.3
Total Government	16,654.6		3,602.1	(1,193.1)	19,063.6	2,960.2	(1,200.7)	20,823.1

Totals may not add due to rounding.
1	Net book value at March 31, 2013, as reported in the 2012-13 Public Accounts.
2	Includes only capital asset acquisitions made by government organizations. Government capital transfers to entities outside the reporting entity are excluded.
3	Includes amortization, disposals and other adjustments.

 Budget 2014 - 15    65

GOVERNMENT OF SASKATCHEWAN

Schedule of Debt
As at March 31

	(millions of dollars)

	Budget		Budget	Budget	Forecast	Budget
	GRF Debt		Other Debt	Total	Total	Total
	2015	1	2015	2015	2014	2014	3

Treasury Board Organizations

GRF – Government Public Debt	3,804.8		–	3,804.8	3,804.8	3,804.8
Boards of Education	–		216.0	216.0	199.6	84.3
Global Transportation Hub Authority	–		73.6	73.6	23.6	5.0
Growth and Financial Security Fund	–		(6.6)	(6.6)	(6.8)	(41.9)
Municipal Financing
Corporation of Saskatchewan	260.3		–	260.3	261.9	257.9
Regional Health Authorities	–		109.6	109.6	95.2	101.9
Saskatchewan Housing Corporation	22.1		3.6	25.7	28.6	29.0
Saskatchewan Liquor and Gaming Authority	125.0		–	125.0	125.0	125.1
Water Security Agency	–		32.4	32.4	20.8	21.6
Other	–		2.3	2.3	2.5	2.4

Public Debt of
Other Treasury Board Organizations	407.4		430.9	838.3	750.4	585.3

Public Debt of
Treasury Board Organizations	4,212.2		430.9	4,643.1	4,555.2	4,390.1

CIC Board Organizations

Saskatchewan Immigrant Investor Fund Inc.	–		215.7	215.7	175.7	147.6
Saskatchewan Opportunities Corporation	34.4		–	34.4	34.9	34.9
Saskatchewan Power Corporation	4,815.3		–	4,815.3	4,188.4	3,837.5
Saskatchewan Telecommunications
Holding Corporation	880.8		–	880.8	759.6	722.7
Saskatchewan Water Corporation	51.8		–	51.8	46.3	61.3
SaskEnergy Incorporated	1,166.4		4.8	1,171.2	1,138.3	1,068.1
Other	–		2.9	2.9	10.4	20.3

Public Debt of CIC Board Organizations	6,948.7		223.4	7,172.1	6,353.6	5,892.4

Public Debt 2	11,160.9		654.3	11,815.2	10,908.8	10,282.5

   66     Budget 2014 - 15

GOVERNMENT OF SASKATCHEWAN

Schedule of Debt
As at March 31
Continued

	(millions of dollars)

	Budget		Budget	Budget	Forecast	Budget
	GRF Debt		Other Debt	Total	Total	Total
	2015	1	2015	2015	2014	2014	3

Public Debt by Category

GRF – Government Public Debt	3,804.8		–	3,804.8	3,804.8	3,804.8
Other General Debt	408.2		646.6	1,054.8	933.0	1,038.5
General Debt	4,213.0		646.6	4,859.6	4,737.8	4,843.3
Government Business Enterprise
Specific Debt	6,947.9		7.7	6,955.6	6,171.0	5,439.2

Public Debt 2	11,160.9		654.3	11,815.2	10,908.8	10,282.5

Guaranteed Debt	255.1		(229.3)	25.8	22.9	24.7

1
Debt obtained by the General Revenue Fund (GRF) for its own use or on behalf of Crown corporations. The amount is net of sinking funds. Debt repayable in foreign currency is restated in equivalent Canadian dollars.

2
The Province’s Summary Financial Statements account for government business enterprises (GBEs) such as SaskPower Corporation on an equity basis. Therefore GBE specific debt is netted against other liabilities and assets and the resultant equity is shown as Investment in GBEs.

3	The 2014 Budget information reflects budgeted changes shown in the 2013-14 Budget Summary adjusted for balances as at March 31, 2013, as reported in the 2012-13 Public Accounts.

 Budget 2014 - 15    67

GOVERNMENT OF SASKATCHEWAN

Glossary of Financial Terms

Accumulated Surplus (Deficit)

One of two measures of a government’s financial position (see Net Debt). The accumulated surplus (deficit) is the amount by which revenue has exceeded expense/expense has exceeded revenue from the beginning of incorporation (1905) plus any adjustments that were charged directly to the accumulated surplus (deficit). It is calculated as the difference between assets and liabilities.

Amortization

A rational and systematic manner of allocating the cost of a capital asset over its estimated useful life. Each year, the portion of the capital asset consumed in providing service is charged to expense and reduces the recorded value of the asset.

Debt

Obligations incurred through the issuance of debt instruments such as promissory notes or debentures. Debt does not include other liabilities such as accounts payable or pension obligations.

●	Gross Debt – debt before subtracting sinking funds.

●	Public Debt – debt after subtracting sinking funds.

●	General Debt – public debt minus government business enterprise specific debt.

●	Government Business Enterprise (GBE) Specific Debt –

-	debt issued by a GBE; or

-	debt issued by the General Revenue Fund specifically on behalf of a GBE, where the GBE is obligated to repay the debt under identical terms and conditions as those applicable to the GRF.

●	Guaranteed Debt – debt of others that the government has agreed to repay if the others default.

Debt Charges

Costs associated with debt including interest, foreign exchange gains and losses, discounts, fees and commissions. The costs incurred for Crown corporation general debt are reimbursed by the Crown corporation and recorded as interest revenue.

Deficit

The amount by which expense exceeds revenue for a fiscal period. (See Surplus)

Estimates

The document that is prepared and tabled with the Legislative Assembly pursuant to subsection 12(1) of The Financial Administration Act, 1993. This document details requested appropriations by program allocation.

   68     Budget 2014 - 15

Expenses

An accounting measure of the cost of economic resources consumed during the fiscal period, including the amortization of capital assets and the cost to recognize and measure the liability to remediate contaminated sites. Expenses include all operating expense and capital transfers.

Forecast

The amounts of revenue, expense, expenditure, or debt the government expects to record during the period.

Government Business Enterprises (GBEs)

GBEs are self-sufficient government organizations that have the financial and operating authority to sell goods and services to individuals and organizations outside the government as their principal activity. All other government organizations are considered government service organizations. A listing of GBEs can be found in the Public Accounts.

Government Service Organization (GSO)

An organization that is controlled by the Government, except those designated as GBEs.

Net Debt

One of two measures of a government’s financial position (see Accumulated Surplus (Deficit)). Net debt is calculated as the difference between financial assets and liabilities.

Other Comprehensive Income (Loss) (OCI)

OCI includes certain unrealized gains and losses of government business enterprises that are excluded from net income, but recognized as a change in net debt and accumulated surplus (deficit) during the fiscal period.

Pension Liability

An actuarial estimate of discounted future payments to be made to retirees under government pension plans, net of plan assets.

Sinking Funds

Funds set aside for the repayment of debt.

Surplus

The amount by which revenue exceeds expense for a fiscal period. (See Deficit)

Tangible Capital Assets

Property, infrastructure, equipment, vehicles, computer systems or other assets that provide a long-term benefit to the public or the government. Only assets which exceed a certain dollar value (threshold) are recorded as capital assets. Assets below the threshold are expensed in the year of acquisition.

 Budget 2014 - 15    69